Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

Model Reorg, Inc.,

the stockholders of Model Reorg, Inc.,

E Com Ventures, Inc.

and

Model Reorg Acquisition LLC

Dated as of December 21, 2007

Form 8-K Exhibit

Notice about Representations and Warranties Herein

This Agreement is included as an exhibit to E Com Ventures, Inc.’s Form 8-K to provide information about the terms of the contractual arrangement between the parties with respect to the Merger described herein, but its filing is not intended to provide factual information about the parties to any other person. The representations and warranties contained in this Agreement were made only for purposes of this Agreement and as of specific dates, were solely for the benefit of the parties hereto, and are subject to limitations agreed to between the contracting parties, including that they are qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to disclosures to investors. They should be viewed by investors in this context.

TABLE OF CONTENTS

ARTICLE 1 PRELIMINARY ACTIONS		1

1.1	Preliminary Actions	1

1.2	Proxy Statement	2

ARTICLE 2 THE MERGER		2

2.1	The Merger	2

2.2	Closing	2

2.3	Effective Time	3

2.4	Effects of the Merger	3

2.5	Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity	3

2.6	Managers and Officers of the Surviving Entity	3

2.7	Conversion of Securities	3

2.8	Status of Certificates	4

2.9	Escrow Fund	4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF E COM		5

3.1	Organization	5

3.2	Capitalization	6

3.3	Authority	6

3.4	Opinion of Financial Advisor	7

3.5	Finders or Brokers	8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MODEL		8

4.1	Organization	8

4.2	Capitalization	9

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4.3	Authority	9

4.4	Consents and Approvals; No Violations	9

4.5	Undisclosed Liabilities, Etc	10

4.6	Absence of Certain Changes or Events	11

4.7	Legal Proceedings	13

4.8	Compliance with Applicable Law; Permits	13

4.9	Tax Matters	14

4.10	Employee Benefits	15

4.11	Labor Matters	17

4.12	Environmental Matters	18

4.13	Insurance	20

4.14	Finder or Brokers	20

4.15	Contracts	20

4.16	Owned Real and Personal Property; Encumbrances	22

4.17	Leased Real and Personal Property	22

4.18	Intellectual Property	23

4.19	Corporate Documents; Books and Records	24

4.20	Bank Accounts	25

4.21	Related Person Transactions	25

4.22	Disclosure	25

ARTICLE 5 ADDITIONAL COVENANTS AND AGREEMENTS		25

5.1	Conduct of Business	25

5.2	Reasonable Best Efforts	26

5.3	Other Offers; Fiduciary Obligations	26

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5.4	Public Announcements	27

5.5	Access	28

5.6	Notification of Certain Matters	28

5.7	Director and Officer Indemnification	28

5.8	Delivery of Financial Information	29

5.9	Subsequent Transactions with Model Shareholders	29

5.10	Tax Matters	29

5.11	Voting E Com Common Stock	31

5.12	Filing of Listing Application and Blue Sky Forms	31

ARTICLE 6 – CONDITIONS TO THE MERGER		31

6.1	Conditions to Each Party’s Obligation to Effect the Merger	31

6.2	Conditions to Model’s Obligations to Effect the Merger	32

6.3	Conditions to E Com’s and Acquisition Sub’s Obligations to Effect the Merger	33

ARTICLE 7 TERMINATION		34

7.1	Termination	34

7.2	Effect of Termination	36

ARTICLE 8 INDEMNIFICATION		36

8.1	Obligation to Indemnify	36

8.2	Indemnification Notice Procedures	38

8.3	Third-Party Claims	38

8.4	Payment of Claims	41

8.5	Shareholder Representative	41

ARTICLE 9 MISCELLANEOUS		42

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9.1	No Survival of Representations and Warranties, etc.	42

9.2	Amendment or Supplement	42

9.3	Extension of Time, Waiver, Etc.	42

9.4	Assignment; Binding Effect	43

9.5	Counterparts; Effectiveness	43

9.6	Entire Agreement; No Third-Party Beneficiaries	43

9.7	Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial	43

9.8	Notices	44

9.9	Severability	46

9.10	Headings	46

9.11	Definitions, Construction	46

9.12	Arbitration	51

9.13	Model Shareholders’ Consent	53

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LIST OF SCHEDULES

Schedule 2.7	Allocation of Merger Consideration and Escrow Shares [Omitted]

LIST OF EXHIBITS

Exhibit A	Form of Common Stock Purchase Warrant

Exhibit B	Registration Rights Agreement

Exhibit C	Terms of Affiliate Debt

The schedule designated above as “omitted” is omitted in reliance on Item 601(b)(2) of Regulation S-K but will be furnished supplementally to the Commission upon request.

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2007 (this “Agreement”), is by and among Model Reorg, Inc., a New York corporation (“Model”), the stockholders of Model set forth on Schedule 2.7 (the “Model Shareholders”), E Com Ventures, Inc., a Florida corporation (“E Com”), and Model Reorg Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of E Com (“Acquisition Sub”). Certain terms used in this Agreement are used as defined in Section 9.11.

Recitals

Each of the respective Boards of Directors of E Com and Model deems it advisable that Acquisition Sub acquire Model on the terms and subject to the conditions provided for in this Agreement;

In furtherance thereof, it is proposed that such acquisition be accomplished by the merger of Model with and into Acquisition Sub, with Acquisition Sub being the surviving entity, in accordance with the Business Corporation Law of the State of New York (the “BCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), pursuant to which all of the shares of common stock, no par value, of Model (the “Model Common Stock”) issued and outstanding will be converted into the right to receive an aggregate of 5,900,000 shares of common stock, $.01 par value of E Com (the “E Com Common Stock”) and Common Stock Warrants Purchase Warrants to acquire 1,500,000 shares of E Com Common Stock in the form of Exhibit A attached hereto (the “Warrants” and, together with such shares of E Com Common Stock, the “Merger Consideration”), on the terms and subject to the conditions provided for in this Agreement, and such surviving entity will be a wholly-owned subsidiary of E Com (the “Merger”); and

The respective Boards of Directors of E Com and Model have adopted, the sole member of Acquisition Sub has approved and the shareholders of Model have each approved this Agreement and the Merger.

Agreements

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, E Com, Acquisition Sub and Model hereby agree as follows:

ARTICLE 1 - PRELIMINARY ACTIONS

1.1 Preliminary Actions. As soon as practicable following the date hereof, E Com, acting through its Board of Directors, shall, in accordance with all applicable laws, statutes, ordinances, codes, rules, regulations, decrees and orders of any Governmental Entity (collectively, “Laws”) and its current certificate of incorporation and by-laws:

(a) duly call, give notice of, convene and hold an annual or special meeting of E Com’s shareholders (the “Shareholders Meeting”) for the purposes of obtaining the affirmative vote of E Com’s shareholders in favor of (i) the issuance of E Com Common Stock and the Warrants pursuant to the Merger and the issuance of E Com Common Stock upon exercise of the Warrants, as required under applicable Law and Nasdaq Market Place Rule 4350(i)(1)(C) and Section 6.1(a) and (ii) the amendment of the certificate of incorporation of E Com (the “Charter Amendment”) to increase the number of shares of E Com Common Stock that E Com is authorized to issue to 20,000,000 shares (together, the “E Com Shareholder Approval”) and in favor of the change of the E Com’s name to “Perfumania Holdings, Inc.”; and

(b) in consultation with Model, prepare and file with the SEC a preliminary proxy statement relating to the E Com Shareholder Approval and obtain and furnish the information required by the SEC to be included therein and, after consultation with Model, respond promptly to any comments made by the staff of the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (together with all amendments, supplements and exhibits thereto, the “Proxy Statement”) to be mailed to E Com’s shareholders at the earliest practicable date; provided that no amendments or supplements to the Proxy Statement shall be made by E Com without consultation with Model.

1.2 Proxy Statement. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal and state securities laws) dissemination to E Com’s shareholders of such amendment or supplement. Model shall provide E Com with such information with respect to Model and its affiliates as shall be required to be included in the Proxy Statement.

ARTICLE 2 - THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BCL and the DLLCA, at the Effective Time Model shall merge with and into Acquisition Sub, and the separate corporate existence of Model shall thereupon cease, and Acquisition Sub shall be the surviving entity in the Merger (the “Surviving Entity”).

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, New York, on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date”.

2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file certificates of merger with the Department of State of the State of New York and the Secretary of State of the State of Delaware pursuant to the applicable provisions of the BCL and the DLLCA (each, the “Certificate of Merger”), executed in accordance with the relevant provisions of the BCL and the DLLCA, and shall make all other filings or recordings required under the BCL and the DLLCA in order to effect the Merger, in each case in forms approved by E Com and Model, which approval shall not be unreasonably withheld. The Merger shall become effective upon the filing of the second of the Certificates of Merger or at such other time as is agreed by the parties hereto and specified in the Certificates of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the BCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Model and Acquisition Sub shall vest in the Surviving Entity, and all debts, duties and liabilities of Acquisition Sub and Model shall become the debts, liabilities and duties of the Surviving Entity.

2.5 Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity. The certificate of formation and limited liability company agreement of Acquisition Sub shall be applicable to the Surviving Entity until thereafter amended as provided by law and such certificate of formation and limited liability company agreement.

2.6 Managers and Officers of the Surviving Entity. The managers and officers of Acquisition Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Entity until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity.

2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Acquisition Sub or Model:

(a) The issued and outstanding shares of Model Common Stock at the Effective Time shall be converted into and become an aggregate of 5,900,000 validly issued, fully paid and nonassessable shares of E Com Common Stock and the Warrants. The E Com Common Stock and the Warrants included in the Merger Consideration shall be allocated among the Model Shareholders as set forth on Schedule 2.7 attached hereto.

(b) Any shares of Model Common Stock that are owned by Model as treasury stock shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each outstanding membership interest of Acquisition Sub shall remain issued, outstanding and unchanged and owned by E Com.

2.8 Status of Certificates.

(a) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration to be paid in respect of shares of Model Common Stock shall be paid upon the surrender or exchange of stock certificates representing shares of Model Common Stock (collectively, the “Certificates”) in accordance with the terms of this Article 2 and shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Model Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of Model shall be closed and thereafter there shall be no further registration of transfers of shares of Model Common Stock on the records of Model, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Model Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, bona fide Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article 2.

(b) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by E Com, the posting by such Person of a bond, in such reasonable amount as E Com may direct, as indemnity against any claim that may be made against it with respect to such Certificate, E Com will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Model Common Stock formerly represented by such Certificate, as contemplated by this Article 2, in which event such Certificate shall be deemed cancelled.

2.9 Escrow Fund.

At the Closing, E Com shall retain and not deliver to the Model Shareholders certificates representing 295,000 shares of the Merger Consideration (the “Escrow Shares”, including all dividends, distributions or earnings attributable thereto, collectively, the “Escrow Fund”) subject to the terms hereof for the purpose of securing the indemnification rights of E Com under this Agreement, such Escrow Shares being allocated among the holders of Model Common Stock as set forth on Schedule 2.7. After the Closing, E Com shall act as escrow agent (the “Escrow Agent”) with respect to the Escrow Fund. Any dividends, distributions or earnings on the Escrow Shares held in the Escrow Fund shall be deposited by the Escrow Agent in an interest bearing bank account established by the Escrow Agent for such purpose. The Escrow Agent shall comply with the procedures pertaining to the Escrow Fund and any disputes related thereto as set forth in Article 8 below. Voting rights to the Escrow Shares shall be exercisable by or on behalf of the Model

Shareholders in proportion to the respective allocations of the Escrow Shares. On the thirtieth (30th) day following the filing of E Com’s first Annual Report on Form 10-K with the SEC following the Closing that includes audited financial statements that reflect at least six (6) months of post-merger operations of the Surviving Entity, or if such day shall not be a Business Day on the next succeeding Business Day (the “Escrow Release Date”), the Escrow Agent will deliver the remaining shares of E Com Common Stock in the Escrow Fund, if any, and any dividends, distributions or earnings with respect to such Escrow Shares then held in the Escrow Fund and accrued interest thereon, to the Model Shareholders pro rata based upon their respective allocations of the Escrow Shares ; provided, however, that subject to and in accordance with the terms of Article 8, the Escrow Agent shall withhold from delivery of the Escrow Fund such number of Escrow Shares as shall have a value, based upon the Consideration Per Share Price, equal to any amounts then in dispute relating to indemnification obligations arising under this Agreement, provided further that the withheld Escrow Shares, to the extent not applied in satisfaction of indemnification obligations pursuant to Article 8, shall be delivered to the Model Shareholders pro rata based upon their respective allocations of the Escrow Shares upon resolution of such dispute.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF E COM

E Com represents and warrants to Model that, except as set forth in the disclosure letter delivered by E Com to Model simultaneously with the execution of this Agreement (the “E Com Disclosure Schedule”):

3.1 Organization.

(a) E Com is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. E Com is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on E Com and would not reasonably be expected to prevent or delay E Com’s performance of its obligations under this Agreement.

(b) Each of E Com’s Subsidiaries, including without limitation Acquisition Sub, listed on Section 3.1(b) of the E Com Disclosure Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Acquisition Sub has not filed an election under Treasury Regulation 301.7701-3 to be classified other than as provided in Treasury Regulation Section 301.7701-3(b) or any similar provision of state, local or foreign law, and shall not make such election prior to the Effective Time. Acquisition Sub has never had greater than one owner at any time during its existence, or had any owner than its current owner, and agrees that such owner shall not be changed or added to prior to the Effective Time. E Com has made available to Model a complete and correct copy of the certificates of incorporation or formation, and by-laws or limited liability company agreements (or comparable documents), each as amended to date, of each such Subsidiary. Each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect with respect to E Com. Other than the Subsidiaries listed on Section 3.1(b) of the E Com Disclosure Schedule, E Com does not have any Subsidiaries, and does not own, directly or indirectly, any equity securities or other interests or capital stock of any Person.

3.2 Capitalization.

The authorized capital stock of E Com consists of 6,250,000 shares, $0.01 par value, of E Com Common Stock and 1,000,000 shares, $0.10 par value, of preferred stock of E Com. At the close of business on December 20, 2007, there were 3,059,041 shares of E Com Common Stock and no shares of preferred stock of E Com issued and outstanding, and 898,249 shares were held by E Com in its treasury. As of December 20, 2007, there were 144,696 shares of E Com Common Stock reserved for issuance upon the exercise of outstanding options under the Stock Plans and 444,445 shares of E Com Common Stock reserved for issuance upon the conversion of the Company’s $5,000,000 Subordinated Promissory Note dated December 9, 2004 payable to the order to Stephen Nussdorf and Glenn Nussdorf. For purposes of this Agreement, “Stock Plans” shall mean the following plans of E Com: the 2000 Stock Option Plan, the Directors 2000 Stock Option Plan, and any other stock option plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or equity of E Com. All E Com capital stock, voting securities and equity interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above, E Com does not have outstanding any shares of its capital stock, voting securities or equity interests or any options, warrants, convertible or exchangeable securities or rights that may result in the issuance of any shares of capital stock, voting securities or equity interests of E Com, including, without limitation, any right to purchase E Com Common Stock, phantom stock rights, stock appreciation right or stock based performance units. Section 3.2(a) of the E Com Disclosure Schedule includes a list of all outstanding options and warrants to purchase E Com Common Stock, the holders thereof and the related exercise prices thereof.

3.3 Authority.

(a) Each of E Com and Acquisition Sub has all necessary corporate, in the case of E Com, and limited liability company, in the case of Acquisition Sub, power and authority to execute and deliver this Agreement, the Warrants and the Registration Rights Agreement to the extent it is a party thereto and, subject, in the case of E Com, to obtaining E Com Shareholder Approval. The execution, delivery and performance by each of E Com and Acquisition Sub of this Agreement, the Warrants and the Registration

Rights Agreement to the extent it is a party thereto, and the consummation by each of the Transactions, have been duly authorized and approved by the Board of Directors of E Com, the Board of Managers of Acquisition Sub and the sole member of Acquisition Sub.

(b) The Special Committee, at a meeting duly called and held, has unanimously approved the Transactions and recommended the adoption of this Agreement to the Board of Directors of E Com, subject to the right of the Special Committee to withdraw, modify or amend such recommendation if the Special Committee determines, in good faith, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to E Com’s shareholders under applicable Law.

(c) E Com’s Board of Directors, at a meeting duly called and held, has duly adopted resolutions: (i) determining that the terms of the Merger are fair from a financial point of view to the holders of E Com Common Stock (other than shareholders of E Com who own, or whose Affiliates own, securities of Model), (ii) adopting this Agreement and declaring advisable this Agreement and the Transactions and (iii) recommending that the shareholders of E Com approve the issuance of shares of E Com Common Stock and the Warrants pursuant to the Merger and the issuance of E Com Common Stock upon exercise of the Warrants, subject to the right of the Board of Directors of E Com to withdraw, modify or amend such recommendation to the extent that the Board of Directors of E Com determines, in good faith, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to E Com’s shareholders under applicable Law.

(d) Except for the E Com Shareholder Approval in the case of E Com, no corporate action not yet taken on the part of E Com or Acquisition Sub is necessary to authorize the execution, delivery and performance by E Com or Acquisition Sub of this Agreement, the Warrants and the Registration Rights Agreement to the extent it is a party thereto and the consummation by each of the Transactions. This Agreement has been duly executed and delivered by each of E Com and Acquisition Sub and constitutes and, following their execution and delivery by the parties thereto, each Warrant and Registration Rights Agreement will each constitute, a valid and binding obligation of E Com and Acquisition Sub, to the extent it is a party thereto, enforceable against E Com or Acquisition Sub, as applicable, in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally (the “Bankruptcy Exception”).

3.4 Opinion of Financial Advisor. The Special Committee has received the opinion of Financo, Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be paid by E Com in the Merger is fair to the shareholders of E Com (other than shareholders of E Com who own or whose Affiliates own securities of Model) from a financial point of view.

3.5 Finders or Brokers. Except for Financo, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of E Com or any of its Subsidiaries.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF MODEL

Model represents and warrants to E Com and Acquisition Sub that, except as set forth in the disclosure letter delivered by Model to E Com and Acquisition Sub simultaneously with the execution of this Agreement (the “Model Disclosure Schedule”):

4.1 Organization.

(a) Model is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Model has made available to E Com a complete and correct copy of its certificate of incorporation and by-laws as amended to date (the “Model Charter Documents”). Model is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect with respect to Model and would not reasonably be expected to prevent or delay Model’s performance of its obligations under this Agreement.

(b) Section 4.1(b) of the Model Disclosure Schedule sets forth a true and complete list of all of Model’s Subsidiaries. Each of Model’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each such Model Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect with respect to Model. Other than the Subsidiaries listed on Section 4.1(b) of the Model Disclosure Schedule, Model does not have any Subsidiaries, and does not own, directly or indirectly, any equity securities or other interests or capital stock of any Person.

4.2 Capitalization.

The authorized capital stock of Model consists of 200 shares of Model Common Stock. There are 96.90 shares of Model Common Stock issued and outstanding, and no shares were held by Model in its treasury. Except therefor, Model does not have any outstanding shares of capital stock, voting securities or equity interests or any options, warrants, convertible or exchangeable securities or rights that may result in the issuance of any shares of capital stock, voting securities or equity interests of Model, including, without limitation, any right to purchase Model Common Stock, phantom stock rights, stock appreciation right or stock based performance units. There are no agreements which would obligate Model (whether by the terms of the creating instrument or upon the demand or request of the holder thereof) to issue or repurchase any of its capital stock.

4.3 Authority.

(a) Model has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. This Agreement has been duly and unanimously adopted by Model’s Board of Directors. The execution, delivery and performance by Model of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors.

(b) Model’s Board of Directors, at a meeting duly called and held, has duly adopted resolutions (i) adopting this Agreement and authorizing the Transactions and (iii) recommending that the Model Shareholders approve this Agreement.

(c) This Agreement has been duly adopted and authorized by the unanimous vote or written consent of the holders of all of the outstanding shares of Model Common Stock, which is the only vote or approval of the holders of any class or series of capital stock of Model or any of its Subsidiaries which is necessary to adopt and authorize this Agreement and approve and authorize the Transactions.

(d) No other corporate action on the part of Model is necessary to authorize the execution, delivery and performance by Model of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Model and constitutes a valid and binding obligation of Model, enforceable against it in accordance with its terms, subject to the Bankruptcy Exception.

4.4 Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificates of Merger with the Department of State of the State of New York and the Secretary of State of the State of Delaware pursuant to the BCL and the DLLCA, respectively, and (ii) applicable requirements of the Hart-Scott-Rodino Act (the “HSR Act”) and similar applicable competition, antitrust or similar Laws in any relevant foreign country or jurisdiction, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Model of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect with respect to Model.

(b) Neither the execution and delivery of this Agreement by Model, nor the consummation by Model of the Transactions, nor compliance by Model with any of the terms or provisions hereof, will (i) conflict with or violate any provision of Model’s certificate of incorporation or by-laws, each as amended, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) of the Model Disclosure Schedule are obtained and the filings referred to in Section 4.4(a) of the Model Disclosure Schedule are made, violate any Law or any judgment, writ or injunction of any Governmental Entity applicable to Model or any of its Subsidiaries, or (iii) assuming that the notices and consents set forth on Section 4.4(b) of the Model Disclosure Schedule are made or obtained, violate, conflict with or constitute a default (or an event, condition or circumstance which, with notice or lapse of time, would become a default) under, or give any rights of termination or cancellation of, or accelerate the performance required by, or maturity of, or result in the creation of any encumbrance on any assets of Model or its Subsidiaries pursuant to the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, Permit, franchise, concession or other agreement to which Model or any of its Subsidiaries is a party, or by which any of their assets are bound, except, with respect to clauses (ii) and (iii), for violations, conflicts or defaults or other occurrences which would not have a Material Adverse Effect on Model.

4.5 Undisclosed Liabilities, Etc.

(a) The audited consolidated financial statements of Model as of and for the years ended October 31, 2004, 2005 and 2006 and unaudited consolidated financial statements of Model as of and for the eleven months ended September 30, 2007 (the “Model Financial Statements”) have been prepared in accordance with GAAP, and fairly present in all material respects the consolidated financial position of Model and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

(b) Neither Model nor any of its Subsidiaries has any material liabilities of any nature, whether accrued, absolute, contingent, direct, indirect or otherwise, which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of Model prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of Model and its Subsidiaries as of September 30, 2007 (the “Model Balance Sheet Date”) (the “Model Balance Sheet”), (ii) incurred after the Model Balance Sheet Date in the ordinary course of business consistent with past practice, or (iii) reflected on the Model Disclosure Schedule. The reserves, if any, reflected on the Model Balance Sheet and the Model Financial Statements are adequate, appropriate and reasonable for their purposes, including without limitation, litigation reserves and product warranty reserves, if any.

(c) The accounts receivable shown on the Model Balance Sheet arose from bona fide transactions in the ordinary course of business. The accounts receivable of Model and its Subsidiaries arising after the Model Balance Sheet Date and prior to the Closing Date arose, or will arise, from bona fide transactions in the ordinary course of business. Except as reserved on the Model Balance Sheet, none of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and Model has no

Knowledge of any specific facts that would be likely to give rise to any such claim. Except as reserved on the Model Balance Sheet, no amount of such accounts receivable is contingent upon the performance by Model or any of its Subsidiaries of any obligation and no agreement for deduction or discount or any type of credit has been made with respect to any such accounts receivable. Except as reserved on the balance sheet, to the Knowledge of Model, no account debtor of Model or any of its Subsidiaries has proposed any discount or reduction with respect to such account debtor’s accounts receivable.

(d) All inventories of Model and its Subsidiaries consist of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality which have been written off or written down to net realizable value in the Model Balance Sheet. All inventories (other than as so written off) of Model and it Subsidiaries have been included in the Model Balance Sheet at the lower of cost or market (net realizable value) on an average cost basis. The quantities of inventories maintained by Model and its Subsidiaries are reasonable and warranted, and not excessive, under the present circumstances.

4.6 Absence of Certain Changes or Events. Except (i) as disclosed in Section 4.6 of the Model Disclosure Schedule, (ii) for the Transactions or (iii) as permitted by this Agreement, since the Model Balance Sheet Date, Model and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and there has not occurred any:

(a) effect, event or change that would reasonably be expected to have a Material Adverse Effect with respect to Model;

(b) sale, transfer, distribution, abandonment or other disposal of, or mortgage, pledge or imposition of any encumbrance on any property (including real estate) or other assets of Model and its Subsidiaries that are material to Model and its Subsidiaries taken as a whole, except for (i) sales of inventory in the ordinary course of business consistent with past practice or (ii) dispositions of obsolete or worthless assets in the ordinary course of business consistent with past practice;

(c) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock of Model or any of its Subsidiaries (other than dividends or other distributions paid to Model by its Subsidiaries), or any repurchase, redemption or other acquisition by Model or any of its Subsidiaries of any capital stock or other securities of, or other ownership interest in, Model or any of its Subsidiaries;

(d) split, combination or reclassification of any capital stock of Model;

(e) change in financial or tax accounting methods, principles or practices by Model or its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law;

(f) Tax election or the revocation or change to any Tax election or the settlement or compromise of any Tax liability by Model or any of its Subsidiaries;

(g) granting by Model or any of its Subsidiaries to any director or employee of any award or bonus or other compensation, except to the extent accrued on the Model Balance Sheet;

(h) granting by Model or any of its Subsidiaries to any employee of any increase in (or acceleration of vesting or payment of) severance or termination pay, except as required under any employment, severance or termination agreements set forth on Section 4.6 of the Model Disclosure Schedule;

(i) entry by Model or any of its Subsidiaries into any (or amendment in any material respect of any existing) employment, severance or termination agreement with any employee of Model;

(j) entry by Model or any of its Subsidiaries into any consulting agreement with any Person;

(k) acceleration of the vesting of any option issued by Model or any of its Subsidiaries to acquire capital stock of Model or any of its Subsidiaries, except as contemplated in this Agreement;

(l) capital expenditures by Model or any of its Subsidiaries, taken as a whole, in excess of 1,500,000 individually or $1,500,000 in the aggregate;

(m) establishment, amendment or termination of any collective bargaining agreement to which Model or any of its Subsidiaries is a party;

(n) acceleration of accounts receivable other than in the ordinary course of business consistent with past practice;

(o) general delay of payments by Model or any of its Subsidiaries to vendors or others to whom Model owes payments (except for disputed payments);

(p) making of loans to any Persons other than in the ordinary course of business consistent with past practice or loans to any of its Subsidiaries;

(q) settlement of any action, complaint, claim, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or Governmental Entity, to which Model or any of its Subsidiaries are a party or any of their respective properties is subject;

(r) acceleration of the payment, right to payment or vesting under any benefit, retirement, profit sharing or deferred compensation plan or other compensation arrangement of Model or any of its Subsidiaries;

(s) incurrence of any Model Indebtedness (other than the Affiliate Debt) in an amount in excess of $500,000 in the aggregate;

(t) granting by Model or any of its Subsidiaries of any license or sublicense of any rights under or with respect to any Intellectual Property that is material to Model and its Subsidiaries;

(u) establishment, amendment or contribution to any pension, retirement, profit sharing, stock bonus, multi-employer or other benefit plan covering any of the current or former employees, officers, directors or consultants of Model or any of its Subsidiaries, except as required by Law or pursuant to such benefit plan;

(v) establishment of, or entering into, or financial commitment or contribution to, or amendment to the terms of, or termination of, any joint venture, partnership agreement or similar arrangement or any contract involving a sharing of profits, losses, business or opportunities with any other Person; or

(w) any agreement or commitment by Model or any of its Subsidiaries to do any of the foregoing.

4.7 Legal Proceedings. Except as set forth in Section 4.7 of the Model Disclosure Schedule, there is (and in the past five years there has been) neither any pending or, to the Knowledge of Model, threatened, legal or administrative proceeding, claim (including any claim for indemnification under any agreement), suit or action by or against Model or any of its Subsidiaries, any of their respective assets or any of their respective officers or directors in their capacity as such nor any material Order imposed upon Model or any of its Subsidiaries by any Governmental Entity. Model has not received, as of the date hereof, any written notice of any claim that seeks to prevent the Transactions and, to the Knowledge of Model, no such claim has been threatened. No Governmental Entity has challenged in writing the right of Model and its Subsidiaries to conduct their business as currently conducted. Except as set forth in Section 4.7 of the Model Disclosure Schedule, all the matters listed on such schedule are covered by insurance, and could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Model.

4.8 Compliance with Applicable Law; Permits.

(a) Model and its Subsidiaries are (and during the past five years have been) in compliance in all material respects with all Laws applicable to Model or any of its Subsidiaries. Model and its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses. The operation of the businesses of Model and each of its Subsidiaries and their respective properties and assets are in compliance with all Permits in all material respects. No suspension, cancellation or termination of any such Permit is threatened or imminent other than expirations of Permits requiring renewal in the ordinary course of business and Model knows of no basis for such suspension, cancellation or termination nor basis upon which any expiring Permit will not be renewed. No approval is required under any Permit in connection with the Transactions and the Transactions will not violate any Permit or cause any Permit to terminate or give any Person the right to terminate such Permit.

(b) Model and its Subsidiaries: (i) are in full compliance with the federal Food Drug and Cosmetic Act and all regulations issued thereunder, (ii) have no reasonable basis to believe that any ingredient used in their products is unsafe when used for its intended purpose, (iii) have conducted appropriate safety testing on each formulation that they produce to assure that such formulations are safe for their intended purpose, (iv) have not received any notification of an adverse event arising from the use of any of their products and/or formulations, (v) have not received any claims or notification of any personal injuries arising from the use of their products or formulations during the past five (5) years and (vi) do not use any ingredients in any of their products or formulations which would be considered unsafe by the Food and Drug Administration.

(c) To the Knowledge of Model, neither Model nor any of its Subsidiaries has mislabeled any of its products or mischaracterized the “natural,” “organic” or other “certified” nature thereof.

4.9 Tax Matters. Except as set forth on Section 4.9 of the Model Disclosure Schedule: (a) each of Model and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any validly obtained extension of time within which to file), all Tax Returns and other Tax Returns required to be filed by it and all such filed Tax Returns are correct and complete in all respects; (b) all Taxes due and payable by Model or any of its Subsidiaries have been fully and timely paid; (c) neither Model nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return; (d) no claim has ever been made by an authority in a jurisdiction where Model or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction; (e) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Model or its Subsidiaries; (f) each of Model and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (g) no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Model or its Subsidiaries; (h) none of Model or its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where such entities have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of Model or its Subsidiaries; (i) Section 4.9 of the Model Disclosure Schedule lists any audit of Model and its Subsidiaries that has been conducted by a Taxing authority within the last three years,; (k) no deficiency or adjustment with respect to Taxes has been proposed, asserted or assessed against Model or any of its Subsidiaries; (j) adequate reserves for Taxes not yet due have been established on the Model Financial Statements in accordance with GAAP; (k) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Model or any of its Subsidiaries may be subject; (l) neither Model nor any of its Subsidiaries is party to any agreement, understanding or arrangement (with any Person other than Model and/or any of its Subsidiaries) relating to allocating or sharing any Taxes, and; (m) neither Model nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law); (r) neither Model nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (s) each of Model and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662; (t) none of Model or its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was Model) or (B) has any liability for the Taxes of any Person (other than Model and its current Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (u) there are currently no limitations on the net operating losses, net capital losses, or credits of any of Model or its Subsidiaries, including under Sections 382, 383, 384 or 269 of the Code; (v) the unpaid Taxes of Model and its Subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Model Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Model and its Subsidiaries in filing their Tax Returns; (w) since the date of the Model Balance Sheet, none of Model or its Subsidiaries has incurred any liability for Taxes arising from unusual gains or losses outside the ordinary course of business consistent with past custom and practice; (x) none of Model or its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

4.10 Employee Benefits.

(a) Section 4.10(a) of the Model Disclosure Schedule is a true, complete and correct list of (a) each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) each employment, bonus, deferred or incentive compensation, profit sharing, retirement, stock option, stock purchase or other equity compensation, vacation, health, life or other insurance, Internal Revenue Code Section 125 cafeteria plan or flexible benefit arrangement, sick program or fringe benefit plan, arrangement, agreement or program and (c) any other employee plan or agreement, employment agreement, any severance plan, agreement, program or policy, or consulting agreement providing for on-going services that (i) benefits any current or former employee, officer, director, consultant or independent contractor and (ii) is sponsored, maintained or contributed to or required to be contributed to by Model or any ERISA Affiliate (each a “Company Benefit Plan”). Model has furnished or made available to E Com with respect to each Company Benefit Plan, if applicable, (a) each Company Benefit Plan, (b) Form 5500 as filed with the IRS for the three most recent years with any required audited financial statements, (c) the most recent summary plan description and any subsequent summaries of material modifications, (d) each trust agreement, plan contracts with service providers or insurers and insurance or group annuity contract providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding, and (e) the most recent IRS determination letter for all plans qualified under Internal Revenue Code Section 401(a). “ERISA Affiliate” shall mean Model or any Subsidiary of Model, or any entity, which together with Model would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Internal Revenue Code (the “Code”) or Section 4001 of ERISA.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. Model, its Subsidiaries and each Company Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws. No individual who has performed services for Model or any Subsidiary of Model has been improperly excluded from participation in any Company Benefit Plan. No Company Benefit Plan or any fiduciary of any such Company Benefit Plan has (i) engaged in any transaction prohibited by ERISA or the Code, (ii) breached any fiduciary duty owed by it with respect to the Plans, or (iii) engaged in any transaction as a result of which Model or any Subsidiary of Model would be subject to any liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or Section 502(l) of ERISA or a Tax imposed pursuant to Section 4975 of the Code. Model and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Sections 601-608 of ERISA applicable to Model or such ERISA Affiliate. No actions, audits, investigations, suits or claims with respect to a Company Benefit Plan (other than routine claims for benefits) are pending or, to the Knowledge of Model, threatened, which could result in or subject Model or any Subsidiary of Model to any liability.

(c) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received from the Internal Revenue Service (the “IRS”) a favorable determination letter that remains in effect on the date hereof and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Benefit Plan that is reasonably likely to adversely affect the qualification of such Company Benefit Plan.

(d) All contributions (including all employer contributions and employee salary reduction contributions), premiums and benefit payments required by and due from Model and any Subsidiary of Model under or in connection with the terms of each Company Benefit Plan have been made within the time periods prescribed by the Company Benefit Plan, ERISA and the Code.

(e) No Company Benefit Plan is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code nor provides for medical or life insurance benefits to retired or former employees of Model or any Subsidiary of Model (other than as required under Code §4980B, ERISA or similar state law). Neither Model nor any ERISA Affiliate is a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA with respect to employees of Model or any Subsidiary of Model and neither Model nor any of its ERISA Affiliates has any outstanding withdrawal liability in connection with a complete or partial withdrawal from any multiemployer plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with any other event, (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of Model or any Subsidiary of Model, (ii) increase any benefits payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. Further, neither Model nor any Subsidiary of Model has announced any type of plan or binding commitment to create any additional Company Benefit Plan, to enter into any agreement with any current or former employee or director, or to amend or modify any existing Company Benefit Plan or agreement with any current or former employee or director.

4.11 Labor Matters.

(a) Except as set forth in Section 4.11(a) of the Model Disclosure Schedule, neither Model nor any of its Subsidiaries is a party to or otherwise bound by any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements that pertain to their respective employees. Except as set forth in Section 4.11(a) of the Model Disclosure Schedule, no labor organization or group of employees of Model or any of its Subsidiaries has made a pending demand for recognition, and, within the preceding six years, there has been no representation or certification proceeding, or petition seeking a representation proceeding, pending or, to the Knowledge of Model, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or Governmental Entity. Except as set forth in Section 4.11(a) of the Model Disclosure Schedule, within the preceding six years, there has been no organizing activity involving Model or any of its Subsidiaries pending or, to the Knowledge of Model, threatened by any labor organization or group of employees of Model or any of its Subsidiaries.

(b) There are no pending or, to the Knowledge of Model, threatened investigations of or relating to Model or any of its Subsidiaries by any Governmental Entity responsible for the enforcement of labor or employment Laws.

(c) There has never been any strike, work stoppage, slowdown, picketing, lockout, walkout, other job action, arbitration, grievance, unfair labor practice charge or complaint or other labor dispute involving Model or any of its Subsidiaries or to the

Knowledge of Model, threatened against Model or any of its Subsidiaries, and to the Knowledge of Model, there are no facts or circumstances which could form the basis for any of the foregoing.

(d) Neither Model nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the Worker Adjustment and Retraining Notification Act (as amended, “WARN”) or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Model, and there has been no “employment loss”, as defined by WARN, within the ninety (90) days prior to the Closing Date.

(e) Model and each of its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and other Taxes. There are no actions against Model or any of its Subsidiaries pending or, to the Knowledge of Model, threatened to be brought or filed with any public authority, Governmental Entity, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or services by Model or any of its Subsidiaries of any individual, including but not limited to the Civil Rights laws, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, WARN, and Family and Medical Leave Act, and, to the Knowledge of Model, there are no facts or circumstances which could form the basis for any of the foregoing.

4.12 Environmental Matters.

(a) For purposes of this Section 4.12, the following definitions will apply:

(i) “Environmental Claims” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity, department, bureau, office or other authority, or any third party involving violations of Environmental Laws from (i) any assets, properties or businesses of Model, any of its Subsidiaries or their respective predecessors in interest or (ii) from or onto any facilities which received Hazardous Materials generated by Model, any of its Subsidiaries or their respective predecessors in interest.

(ii) “Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest to the extent any of the foregoing are incurred as a result of any Environmental Claim filed by any Governmental Entity or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned, leased or operated by Model, any of its Subsidiaries or their respective predecessors in interest, or (ii) any facility which received Hazardous Materials generated by Model, any of its Subsidiaries or their respective predecessors in interest.

(b) Except as would not likely result in Model or any Subsidiary of Model incurring material Environmental Liabilities:

(i) The operations of Model and its Subsidiaries are in compliance with Environmental Laws in all material respects;

(ii) Model and its Subsidiaries have obtained and are in material compliance with all material and necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and business of Model;

(iii) There has been no Release by Model or any of its Subsidiaries or, to the Knowledge of Model, by any other Person at any of the properties currently owned, leased or operated by Model or any of its Subsidiaries, or, to the Knowledge of Model, at any property formerly owned, leased or operated by Model or any of its Subsidiaries or at any disposal or treatment facility which received Hazardous Materials generated by Model, any of its Subsidiaries nor any of their respective predecessors in interest which is reasonably likely to result in material Environmental Liabilities;

(iv) No pending or unresolved Environmental Claims have been asserted against Model or any of its Subsidiaries or, to the Knowledge of Model, any predecessor in interest of Model or any of its Subsidiaries, nor does Model have notice of any threatened or pending Environmental Claim against Model, any of its Subsidiaries or any such predecessor in interest regarding any facilities that may have received Hazardous Materials generated by Model, any of its Subsidiaries nor any of their respective predecessors in interest which is reasonably likely to result in material Environmental Liabilities;

(v) Except for Environmental Claims that have been resolved and satisfied solely by the payment of money which has been paid on or before the Model Balance Sheet Date or is reflected as a liability on the Model Balance Sheet, neither

Model, any of its Subsidiaries nor any of their respective predecessors in interest, has transported or arranged for the treatment, storage or disposal of any Hazardous Materials to any off-site location that has resulted in an Environmental Claim or is reasonably likely to lead to any Environmental Claim to Model or any of its Subsidiaries under applicable Environmental Laws.

(c) Model has made available to E Com true and complete copies of all material environmental reports, studies, and investigations regarding any material Environmental Liabilities of Model and its Subsidiaries and of any material environmental conditions at any properties owned or operated by Model, which are in the possession of Model.

4.13 Insurance.

(a) Section 4.13(a) of the Model Disclosure Schedule sets forth a list of all current insurance policies maintained by Model and its Subsidiaries. All such policies are in full force and effect, and neither Model nor any of its Subsidiaries is in default with respect to their material obligations under any such policy so as to cause a loss of coverage. Neither Model nor any of its Subsidiaries has received notice of cancellation or termination in respect of any such policy and knows of no basis for such cancellation, termination or loss of coverage. Such policies provide for insurance of Model and its Subsidiaries which is adequate and customary for businesses of similar type to Model and its Subsidiaries.

(b) There have been no gaps in coverage under such insurance policies of Model or its Subsidiaries as in effect from time to time during their existence. As of and after the Closing, Model and each of its Subsidiaries will have the right to continued coverage for occurrences prior to the Closing under such policies. The current and historical limits of liability under such policies have not been exhausted or impaired. All losses that have been incurred by Model and its Subsidiaries that are covered by such policies have been properly reported to their respective insurance carriers, and no reservation of rights letters have been issued by such carriers. Except as set forth on Section 4.13(a) of the Model Disclosure Schedule, there are no pending or potential premium audits or adjustments relating to the casualty insurance policies that currently cover Model or any of its Subsidiaries that are not reserved on the Model Balance Sheet.

4.14 Finders or Brokers. Except for Wachovia Capital Markets, LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Model, any of its Subsidiaries or any of its Affiliates.

4.15 Contracts.

(a) Section 4.15(a) of the Model Disclosure Schedule contains a complete and correct list of the following contracts and agreements (whether written or oral) to which Model or any of its Subsidiaries is a party (collectively, the “Model Material

Contracts”): (i) all contracts (other than relating to purchases and sales of inventory in the ordinary course of business) which involve or are reasonably expected to involve aggregate payments or expenditures by or to Model or any of its Subsidiaries during the fiscal year ending October 31, 2008 in excess of $250,000; (ii) all Model Indebtedness (other than guarantees by way of endorsement or negotiable instruments in the ordinary course of business); (iii) any contracts containing covenants not to compete (A) binding on Model or any of its Subsidiaries, (B) restricting other Persons for the benefit of Model or any of its Subsidiaries or (C) which otherwise restrict competition granted by Model or any of its Subsidiaries in favor of a third Person; (iv) contracts under which Model or any of its Subsidiaries is obligated to indemnify any Person other than agreements entered into in the ordinary course of business; (v) contracts to loan money or extend credit to any other Person, other than product warranties in the ordinary course of business; and (vi) joint venture, partnership agreements or similar arrangements or contracts involving a sharing of profits, losses, business or opportunities with any other Person.

(b) With respect to the Model Material Contracts, (i) such Model Material Contracts are in full force and effect and are valid, binding and enforceable against Model or its Subsidiaries, as applicable, and, to the Knowledge of Model, each other party thereto, and (ii) Model and its Subsidiaries, and, to the Knowledge of Model, each other party thereto, have complied in all material respects with all respective covenants and provisions of the Model Material Contracts. Except as set forth on Section 4.15(b) of the Model Disclosure Schedule, none of the rights of Model or any of its Subsidiaries under any Model Material Contract will be subject to termination or modification (nor will any Person have the right to accelerate the performance of Model or such Subsidiary of Model under any Model Material Contract), and no notice to or consent or approval of any other Person is required under any Model Material Contract, as a result of the consummation of the Transactions.

(c) Except to the extent set forth in Section 4.15(c) of the Model Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between Model or any of its Subsidiaries, on the one hand, and Model’s directors, officers, affiliates (other than wholly-owned Subsidiaries of Model) or other Persons, on the other hand.

(d) Model and its Subsidiaries have good title or valid leasehold interests in all tangible assets that are material to the operation of their respective businesses.

(e) Except as set forth in Section 4.15(e) of the Model Disclosure Schedule, there are neither any contractual nor, to the Knowledge of Model, any legal, regulatory or other restrictions that prohibit Model or any of its Subsidiaries from transferring cash (or cash equivalents) between accounts outside of and inside the United States or that limit Model’s free use of such cash.

(f) Section 4.15(f) of the Model Disclosure Schedule sets forth an itemized list, prepared in good faith, of Model’s expenses incurred through October 31, 2007, and the total amount of additional expenses that Model estimates, as of the date hereof, to be incurred by it in connection with the Transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Model’s financial advisors and outside counsel and accountants.

4.16 Owned Real and Personal Property; Encumbrances.

(a) Neither Model nor any of its Subsidiaries owns any real property and neither Model nor any of its Subsidiaries or any of their respective predecessors has ever owned any real property.

(b) Except for Model Permitted Encumbrances, Model or its Subsidiaries, as the case may be, has good title to all of the material tangible personal property reflected as being owned by it on the Model Balance Sheet (except for personal property sold or otherwise disposed of since the Model Balance Sheet Date in the ordinary course of business consistent with past practices), which personal property, together with personal property leased by Model or its Subsidiaries described on Section 4.16 of the Model Disclosure Schedule, constitutes all personal property necessary for conducting the business of Model and its Subsidiaries as presently conducted. The personal property owned or leased by Model and its Subsidiaries, taken as a whole, is adequate and in a condition sufficient to permit Model and its Subsidiaries to conduct their respective businesses in all material respects in the same manner as it is being conducted as of the date of this Agreement, subject to ordinary wear and tear and routine maintenance. “Model Permitted Encumbrances” means (i) statutory liens for current Taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings (a list of all such proceedings as of the date of this Agreement being included on Section 4.9 of the Model Disclosure Schedule) and (ii) mechanics’, carriers’, workers’, repairmen’s and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable.

4.17 Leased Real and Personal Property. Section 4.17 of the Model Disclosure Schedule sets forth a true and complete list of each lease, sublease or license (each a “Model Material Lease”) under which Model or any of its Subsidiaries is a lessee, lessor, sublessee, sublessor, licensee or licensor which (a) is a lease of real property or any interest in real property, or (b) is a lease of personal property which provides for payments of more than $100,000 per year, has a term exceeding one year and may not be canceled upon 90 or fewer days’ notice without any liability, penalty or premium (other than a nominal cancellation fee or charge). With respect to the Model Material Leases, (i) each Model Material Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, (ii) all accrued and currently payable rents and other payments required by such Model Material Lease have been paid and (iii) Model and its Subsidiaries, and, to Model’s Knowledge, each other party thereto have complied in all material respects with all respective covenants and provisions of the Model Material Lease. Model or one of its Subsidiaries, as applicable, enjoys peaceful and undisturbed possession under each Model Material Lease to which it is a lessee, sublessee or licensee and there is not, with respect to any Model Material Lease, any event of default, or event which with notice or lapse of time or both would constitute an event of default, existing on the part of Model or such Subsidiary or, to the Knowledge of Model, on the part of any other party thereto. Except as set forth on Section 4.19 of the Model Disclosure Schedule, none of the rights of Model or any of its Subsidiaries under any Model Material Lease will be subject to termination or modification (nor will any Person have the right to accelerate the performance of Model or such Subsidiary under any Model Material Lease), and no notice to or consent or approval of any other Person is required under any Model Material Lease as a result of the consummation of the Transactions.

4.18 Intellectual Property.

(a) Section 4.18(a) of the Model Disclosure Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property owned or, to the Knowledge of Model, used by Model and its Subsidiaries, (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of Model or any of its Subsidiaries, and (iii) to the Knowledge of Model, material unregistered Intellectual Property owned or used by Model and its Subsidiaries, other than “shrink-wrapped”, “click-wrapped” or “off-the-shelf” software licenses licensed by Model and its Subsidiaries. All patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, logos, registered copyrights, copyright applications and domain names set forth on Section 4.18(a) of the Model Disclosure Schedule have been duly registered in, filed in, or issued by the United States Patent and Trademark Office, United States Register of Copyrights, Network Solutions, Inc. (or other authorized domain name registry) or the corresponding offices of any other country, state, or other jurisdiction to the extent set forth on Section 4.18(a) of the Model Disclosure Schedule, and have been properly maintained or renewed in accordance with all applicable provisions of Law and administrative regulations in the United States and in each such other country, state, or other jurisdiction.

(b) Section 4.18(b) of the Model Disclosure Schedule contains a complete and accurate list of all agreements, licenses, royalty agreements, and other rights granted by Model and its Subsidiaries to any other Person with respect to any Intellectual Property set forth on Section 4.18(a) of the Model Disclosure Schedule and all licenses, agreements, and other rights granted by any third Person to Model and its Subsidiaries with respect to any Intellectual Property set forth on Section 4.18(a) of the Model Disclosure Schedule (other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by Model and its Subsidiaries), in each case identifying the subject Intellectual Property. Except as set forth on Section 4.18(b) of the Model Disclosure Schedule, Model and its Subsidiaries have the sole and exclusive right to use the Intellectual Property and there are no licenses, sublicenses or agreements relating to the use by any other Person of any of such Intellectual Property now in effect. There is no outstanding and, to the Knowledge of Model, no threatened disputes or disagreements with respect to any such agreement, licenses, royalty agreements or other rights.

(c) The Intellectual Property set forth on Section 4.18(a) of the Model Disclosure Schedule comprises all Intellectual Property necessary for the operation of the respective businesses of Model and its Subsidiaries as they are currently conducted. Model and its Subsidiaries, as applicable, own all right, title and interest in and to each item of Intellectual Property, free and clear of all encumbrances except for Model Permitted Encumbrances, and have the right to use without payment to any third party all of their respective Intellectual Property. Model and its Subsidiaries are not currently using and it will not be necessary for Model and its Subsidiaries to use any Intellectual Property of any of its present or former employees developed, invented or made prior to their employment by Model and its Subsidiaries except for any such Intellectual Property that have previously been assigned to Model and its Subsidiaries. No present or former employee of Model or any of its Subsidiaries and, except as set forth on Section 4.18(b) of the Model Disclosure Schedule, no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property which Model or any of its Subsidiaries owns or uses in the conduct of their respective businesses as now or heretofore conducted. None of the management and salaried employees of Model and its Subsidiaries have signed agreements relating to noncompetition, nonsolicitation, confidentiality and/or assignment of inventions. Model and its Subsidiaries have taken all reasonable and appropriate steps to protect their trade secrets.

(d) No loss or expiration of any Intellectual Property or related group of Intellectual Property owned or used by Model and its Subsidiaries has occurred which has had or would reasonably be expected to have a Material Adverse Effect with respect to Model, and no loss or expiration of any such Intellectual Property is threatened in writing, or, to Model’s Knowledge, pending or reasonably foreseeable.

(e)(i) There have been no written claims made against Model or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by Model or any of its Subsidiaries, (ii) Model and its Subsidiaries have not received any written notices of any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property (including any demand or request that Model or any of its Subsidiaries licenses any rights from a third party), (iii) the conduct of the business of Model and its Subsidiaries has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property of other Persons and (iv) to the Knowledge of Model, no Person has infringed upon or is currently infringing upon any material Intellectual Property of Model and its Subsidiaries. The transactions contemplated by this Agreement will not materially adversely effect the right, title or interest in and to the Intellectual Property of Model and its Subsidiaries listed on Section 4.18(a) of the Model Disclosure Schedule and all of such Intellectual Property shall be owned or available for use by Model and its Subsidiaries on substantially identical terms and conditions immediately after the Closing as currently pertains thereto.

4.19 Corporate Documents; Books and Records. The books, records and accounts of Model and its Subsidiaries, including all minute books of Model and its Subsidiaries, reflect in all material respects, the actions, meetings, transactions and the assets and liabilities of Model and its Subsidiaries. Model and each of its Subsidiaries have not engaged in any material transaction with respect to their respective businesses, maintained any bank account for their respective businesses, or used any of the funds of Model or any of its Subsidiaries in the conduct of their respective businesses, except for transactions, bank accounts and funds which have been and are reflected in the books and records of Model and each of its Subsidiaries.

4.20 Bank Accounts. Section 4.20 of the Model Disclosure Schedule sets forth each of the bank accounts and the employees of Model and each of its Subsidiaries that are authorized signatories with respect to such accounts.

4.21 Related Person Transactions. Except as set forth in the footnotes to the Model Financial Statements and Section 4.21 of the Model Disclosure Schedules and for the Affiliate Consignment and issuance of Affiliate Debt, during the period from November 1, 2003 through the date hereof (or, at the Closing, through the Closing Date), there have been no transactions, and there are no currently proposed transactions, in which Model or any of its Subsidiaries was or is to be a participant in which any of the Persons described in Item 404 of SEC Regulation S-K had or will have a direct or indirect material interest and which would be required to be disclosed in Item 404 of SEC Regulation S-K without giving effect to the amount involved in such transaction.

4.22 Disclosure. This Agreement (including the Model Disclosure Schedules) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 5 - ADDITIONAL COVENANTS AND AGREEMENTS

5.1 Conduct of Business.

(a) Except (i) as permitted or contemplated by this Agreement, (ii) as required by applicable Law, or (iii) in the case of Model or its Subsidiaries, tenant improvements to new facilities and costs relating to holding over in existing facilities pending availability of new facilities or the Affiliate Consignment, during the period from the date of this Agreement until the earlier of the Termination Date or the Closing Date, unless E Com or Acquisition Sub, on the one hand, and Model, on the other hand, otherwise consent in writing, each party hereto shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course consistent with past practice, and (y) preserve its current relationships with its material customers, vendors, suppliers and other Persons with which they have business relationships.

(b) During the period from the date of this Agreement until the earlier of the Termination Date or the Closing Date, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, and except as may be agreed in writing by E Com or Acquisition Sub, on the one hand, and Model, on the other hand, each party shall not, and shall not permit any of its

Subsidiaries to, take any action or agree, in writing or otherwise, to take any action which would cause any of the representations or warranties of such party set forth in this Agreement (A) that are qualified as to materiality or Material Adverse Effect to be untrue and (B) that are not so qualified to be untrue in any material respect. In addition, each party shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets of any Person outside the ordinary course of business in accordance with past practice, except as part of a transaction permitted by Section 5.3.

(c) During the period from the date of this Agreement until the earlier of the Termination Date or the Closing Date, each party shall give the other party notice of any effect, event or change that would reasonably be expected to have a Material Adverse Effect with respect to the notifying party.

5.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement and subject to the provisions of Section 5.3 below, Model and E Com shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (a) promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws, to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (except that the Certificates of Merger shall be filed contemporaneously with the Closing), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or third Person necessary, proper or advisable to consummate the Transactions and (b) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and, if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

5.3 Other Offers; Fiduciary Obligations. (a) Unless and until this Agreement shall have been terminated in accordance with its terms, neither E Com nor its Subsidiaries shall, through any officer, manager, director, member, employee, representative or agent of E Com or any of its Subsidiaries solicit or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, participate in any way in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal, or enter into any agreement, arrangement or understanding requiring E Com to abandon, terminate or fail to consummate the Transactions; provided, however, that nothing contained in this Section 5.3 shall prohibit E Com, or its Board of Directors, from making any disclosure to its shareholders that in the judgment of its

Board of Directors is in accordance with, and based upon the advice of outside counsel, is required under applicable Law or in connection with SEC filings or filings under the HSR Act or from issuing press releases in accordance with Section 5.4. For purposes of this Agreement, “Acquisition Proposal” means any offer to acquire all or any substantial part of the business and properties or capital stock or membership interest of E Com or any of its Subsidiaries, whether by merger, consolidation, sale of assets, tender offer, or similar transaction or series of transactions involving E Com or any of its Subsidiaries. E Com hereby represents that neither it nor any of its Subsidiaries is engaged in discussions or negotiations with any Person other than Model with respect to any Acquisition Proposal.

(b) Notwithstanding Section 5.3(a), the Board of Directors of E Com, in the exercise of and as required by its fiduciary duties, as determined in good faith by the Board of Directors of E Com, may (i) furnish information (including, without limitation, confidential information) concerning E Com to a third Person who makes an unsolicited request for such information for the purpose of making an Acquisition Proposal, and (ii) engage in discussions or negotiations with a third party who submits in writing an interest in making an Acquisition Proposal that the Board of Directors of E Com believes is reasonably capable of being consummated, provided, in the case of clause (i) or (ii) hereof, that Model shall have been promptly notified in writing of such request for information or Acquisition Proposal, including the identity of the offeror or the party making such offer or proposal and the principal financial terms and conditions of such offer or proposal, as the case may be, and shall be kept reasonably informed as to the status of any discussions or negotiations referred to in clause (ii) above, so long as Model shall have agreed to keep such information confidential on terms reasonably acceptable to E Com.

(c) Upon compliance with the foregoing, (i) the Special Committee and/or the Board of Directors of E Com shall be entitled to withdraw or modify their respective recommendations under Section 3.3 following receipt of a Superior Proposal and approve and recommend to the shareholders of E Com such Superior Proposal, (ii) the Board of Directors of E Com shall be entitled to postpone the Shareholders Meeting for a total period of not more than thirty (30) days to consider any Acquisition Proposal, notice of which shall have been provided to Model pursuant to Section 5.3(b), that the Special Committee shall reasonably determine may represent a Superior Proposal, and (iii) E Com shall be entitled to enter into an agreement with such third Person concerning such Superior Proposal on terms no less favorable to E Com than those set forth in the notice to Model pursuant to Section 5.3(b). A “Superior Proposal” is an Acquisition Proposal that the Board of Directors of E Com reasonably believes (A) is likely to be superior from a financial point of view to the transactions contemplated by this Agreement and (B) is capable of being consummated within a reasonable period of time.

5.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be the joint press release heretofore agreed upon by Model and E Com. E Com shall also file a Current Report on Form 8-K reporting the entering into of this Agreement and filing a copy of this Agreement and such joint press release as exhibits thereto. Thereafter, neither Model nor E

Com shall, without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions, except for any such press release or public announcement as may be required by Law as determined in the good faith judgment of the party proposing to make such release or announcement, upon advice of legal counsel, provided that no such release or announcement shall be made before reasonable (in the circumstances) advance notice of the same has been given to the other party.

5.5 Access. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Model shall, and shall cause each of its Subsidiaries to, afford to the officers, employees and other representatives of E Com, during the period prior to the Effective Time, access to its properties, books, contracts, commitments and records, and to its officers, employees and other representatives and, during such period, Model shall, and shall cause its Subsidiaries to, make available to E Com all other information concerning its business, properties and personnel as E Com may reasonably request. Until the Effective Time, the information provided will be used solely in connection with the Transactions.

5.6 Notification of Certain Matters. Model shall give prompt notice to E Com, and E Com shall give prompt notice to Model, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

5.7 Director and Officer Indemnification. From and after the Closing Date and for a period of six (6) years thereafter, the Surviving Entity shall assume all obligations of Model, and cause the Surviving Entity’s Subsidiaries to maintain in effect all such obligations owed by them, to each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of Model or any of its Subsidiaries (the “Indemnitees”) in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time to the extent provided in the Model Charter Documents (or predecessor documents) and the organizational documents of such Subsidiaries as currently in effect and the BCL and the DLLCA as in effect as of the Effective Time. Without limiting the foregoing, E Com, from and after the Effective Time, shall cause the certificate of formation and limited liability company agreement of the Surviving Entity and its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors, officers and managers and indemnification than are set forth as of the date of this Agreement in the Model Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

5.8 Delivery of Financial Information. From the date hereof to the Closing Date, Model shall deliver to E Com: (i) as soon as available, but in no event later than thirty (30) days after the end of each month subsequent to the date hereof consolidated financial statements of Model prepared in accordance with GAAP and consistent with those used in the preparation of the Model Financial Statements; and (ii) such other financial and operating information regarding the business of Model and its Subsidiaries as E Com reasonably requests, including, without limitation, monthly capital expenditure reports. Such financial statements have been and will be prepared on a basis consistent from period to period.

5.9 Subsequent Transactions with Model Shareholders. The Model Shareholders agree not to effect a merger, consolidation, combination or other transaction resulting in the acquisition by the Model Shareholders of all of the outstanding shares of E Com Common Stock, unless they collectively shall control ninety percent (90%) or more of the issued and outstanding shares of E Com Common Stock prior to such transaction.

5.10 Tax Matters.

(a) Regardless of the accuracy of the representations and warranties in Section 4.9 of this Agreement, the Model Shareholders shall be responsible for and shall indemnify and hold E Com and its Affiliates harmless against (i) all Taxes (or the non-payment thereof) of Model and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Model or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any person imposed on any of Model or its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date provided, however, that in the case of clauses (i), (ii) and (iii) above, Model Shareholders shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Model Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Model and its Subsidiaries in filing their Tax Returns, but excluding any income Taxes resulting from unusual gains or losses outside of the ordinary course of business occurring after the date of this Agreement and on or prior to the Closing Date and, provided further, for purposes of the Tax indemnification provided by this Section 5.10, the Merger contemplated by this Agreement shall be deemed to occur after the Pre-Closing Tax Period. In the case of Taxes that are payable with respect to any taxable period that begins before the Closing Date but ends after the Closing Date (the “Straddle Period”), the portion of any Taxes based on or measured by income or receipts of Model or its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period for any partnership or other pass-through entity in which any of Model and/or its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); and the amount of all other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Payment by the indemnifying party of any amount due under this Section 5.10(a) shall be made within ten days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due, provided, that the indemnifying party shall not be required to make any payment earlier than two days before it is due to the appropriate taxing authority.

(b) E Com shall prepare and timely file, or cause to be prepared and timely filed, all Pre-Closing Period Returns due after the Closing Date and E Com shall prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Returns required to be filed after the Closing Date; provided, however, that in the case of any such Tax Returns, the Shareholder Representative shall have the right (prior to filing) to review and comment on any such Tax Return and E Com shall consider such comments in good faith. All such Tax Returns shall be true and correct in all material respects.

(c) In the case of any Pre-Closing Period Return, E Com shall provide the Shareholder Representative: (i) a copy of such Tax Return as filed or to be filed; (ii) a schedule computing the Tax shown as due on any such Pre-Closing Period Return or the portion of the Tax shown as due on any such Straddle Period Return which relates to the portion of the period covered by such Straddle Return ending on the Closing Date (the “Pre-Closing Tax”). Within the time period prescribed in Section 5.10(a), Model Shareholders shall indemnify E Com or its Affiliates against any Pre-Closing Tax that is due and payable, to the extent in excess of the amount of Taxes reserved (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Model Balance Sheet (rather than in any notes thereto).

(d) E Com and the Model Shareholders shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees to reasonably cooperate, in preparing and filing all Tax Returns to be filed by E Com and conducting any Tax audits and proceedings relating to Pre-Closing Taxes.

(e) All tax-sharing agreements or similar agreements with respect to or involving Model and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Model and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(f) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charged (including any penalties and interest) incurred in connection with the consummation by this Agreement shall be borne by the Model Shareholders.

(i) For Tax purposes, the parties agree to treat all payments made under this Section 5.10 and under any other indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Merger Consideration.

(ii) This Section 5.10 and Section 8.4(b) shall be the sole provisions governing indemnities for Taxes under this Agreement.

(iii) For purposes of this Section 5.10, all references to Model or its Affiliates shall include successors.

(iv) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Section 5.10 shall survive the Closing and shall remain in full force indefinitely.

(g) For the avoidance of doubt, no limits on indemnification contained in Section 8.1 or 9.1 shall apply to indemnification for Taxes.

5.11 Voting E Com Common Stock. Each Model Shareholder, who is an E Com Shareholder, agrees to vote his, her or its shares of E Com Common Stock in favor of the matters for which the E Com Shareholder Approval is being sought.

5.12 Filing of Listing Application and Blue Sky Forms. The parties shall use commercially reasonably efforts to file any required listing applications with Nasdaq with respect to the shares of E Com Common Stock and Warrants to be issued pursuant to the Merger and the shares of E Com Common Stock to be issued upon exercise of the Warrants and any federal or state forms, notices or other documents relating to the issuance of such securities required to be filed under applicable state or federal securities laws.

ARTICLE 6 - CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) E Com Shareholder Approval shall have been obtained;

(b) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger or the Transactions, which action shall have not been withdrawn or terminated;

(c) E Com shall have received confirmation that the any listing application referred to in Section 5.12 shall be effective as of the Effective Time;

(d) Asset based loans and term debt facilities in amounts and on terms substantially similar to those contemplated in the Commitment Letter shall have been obtained by Acquisition Sub and/or E Com and funds shall have been advanced and/or be available thereunder;

(e) No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(f) The Affiliate Consignment and the issuance of the Affiliate Debt shall have been effected on or prior to the Closing.

6.2 Conditions to Model’s Obligations to Effect the Merger. The obligations of Model to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of E Com set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent (i) any inaccuracies in such representations and warranties, individually or in the aggregate, would not have a Material Adverse Effect on E Com (provided that, for purposes of this Section 6.2(a), any representation or warranty of E Com that is qualified by materiality (or words of similar import) or Material Adverse Effect on E Com shall be read as if such language were not present), or (ii) such representations and warranties (other than Section 3.2, which shall remain true and correct on the Closing Date, except for issuances of E Com Common Stock as a result of the exercise of outstanding options under Stock Plans) specifically speak as of an earlier date. Model shall have received a certificate executed on behalf of E Com by its Chief Executive Officer or Chief Financial Officer to such effect;

(b) E Com shall have performed or complied in all material respects with all of its obligations and covenants required to be performed by E Com under this Agreement at or prior to the Closing Date. Model shall have received a certificate executed on behalf of E Com by its Chief Executive Officer or Chief Financial Officer to such effect;

(c) All consents from third Persons (other than Affiliates of Model or the Model Shareholders), including Governmental Entities, necessary or advisable to be obtained in connection with the Transactions shall have been obtained and be in full force and effect, including, without limitation, consents of lessors of properties leased by E Com and its Subsidiaries (as lessor or lessee), except where the failure to obtain all requisite consents and approvals required hereby and under Section 6.3(c) (considered as a group) is not reasonably expected to have a Material Adverse Effect on E Com and Model on a consolidated basis;

(d) E Com shall have executed and delivered a Registration Rights Agreement in the form of Exhibit B hereto among it and each of the shareholders of Model providing “piggyback” registration rights;

(e) E Com shall have executed and delivered the Warrants; and

(f) Since the date hereof no Material Adverse Effect shall have occurred as to E Com.

6.3 Conditions to E Com’s and Acquisition Sub’s Obligations to Effect the Merger. The respective obligations of each of E Com and Acquisition Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Model set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent (i) any inaccuracies in such representations and warranties, individually or in the aggregate, would not have a Material Adverse Effect on Model (provided that, for purposes of this Section 6.3(a), any representation or warranty of Model that is qualified by materiality (or words of similar import) or Material Adverse Effect on Model shall be read as if such language were not present), or (ii) such representations and warranties (other than Section 4.2) speak as of an earlier date. E Com shall have received a certificate executed on behalf of Model by its Chief Executive Officer or Chief Financial Officer to such effect;

(b) Model shall have performed or complied in all material respects with all of its obligations and covenants required to be performed by Model under this Agreement at or prior to the Closing Date. E Com shall have received a certificate executed on behalf of Model by its Chief Executive Officer or Chief Financial Officer to such effect;

(c) All consents from third Persons, including Governmental Entities, necessary or advisable to be obtained in connection with the Transactions shall have been obtained and be in full force and effect, including, without limitation, consents of lessors of material properties leased by Model and its Subsidiaries (as lessor or lessee), except where the failure to obtain all requisite consents and approvals required hereby and under Section 6.2(c) (considered as a group) is not reasonably expected to have a Material Adverse Effect on E Com and Model on a consolidated basis;

(d) Each of Model and Quality King Distributors, Inc. shall have executed and delivered the Transition Services Agreement dated as of a date prior to the Effective Time in a form to be mutually agreed to by Model and E Com prior to the Effective Time;

(e) Each of Model and the landlords of real estate leased by Model shall have executed and delivered the Space Agreement dated as of a date prior to the Effective Time in a form to be mutually agreed to by Model and E Com prior to the Effective Time; and

(g) Model shall cause to be delivered by each Model Shareholder the certificate of representations, including representations as to investment intent, in a form to be mutually agreed to by Model and E Com prior to the Effective Time.

ARTICLE 7 - TERMINATION.

7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after E Com Shareholder Approval thereof,:

(a) By the mutual written consent of Model and E Com duly authorized by the respective Boards of Directors of Model and E Com.

(b) By either of Model or E Com, if any Governmental Entity shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Merger or making the Merger illegal, or (B) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, permanently enjoining, restraining, preventing or prohibiting the Merger and such injunction, judgment, order, decree or ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement.

(c) By either of Model or E Com:

(i) if the Merger shall not have been consummated by June 30, 2008 (the “Outside Date”) provided, however, that that the right to terminate this Agreement under this Section 7.1(c)(i) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such Outside Date;

(ii) if E Com enters into an agreement for a Superior Proposal; or

(iii) if the shareholders of E Com fail to give the E Com Shareholder Approval at the Shareholders Meeting, including any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(c)(iii) shall not be available to any party to this Agreement whose failure to fulfill any obligation or condition under this Agreement (or which has an Affiliate whose action or omission to act) has been the cause of, or resulted in, the failure to obtain the E Com Shareholder Approval (other than such failure, action or omission arising from any action or omission to act by the Board of Directors of E Com, as required by its fiduciary duties, as determined in good faith by the Board of Directors of E Com, in accordance with Section 5.3).

(d) By E Com, if:

(i) the representations and warranties of Model set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date such that the conditions set forth in Section 6.3(a) would not be satisfied, or

(ii) Model shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, such that the conditions set forth in Section 6.3(b) would not be satisfied, which, in each case under clauses (i) and (ii) of this Section 7.1(d), has not been cured within twenty (20) Business Days after Model receives from E Com written notice of such inaccuracy, breach or failure; provided, however, that E Com may only exercise this termination right prior to the Closing Date; or

(e) By Model:

(i) if the Board of Directors of E Com or any committee thereof shall have withdrawn or modified or publicly proposed to withdraw or modify in a manner adverse to Model, its approval or recommendation of this Agreement or any of the Transactions; or

(ii) if (A) the representations and warranties of E Com set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date such that the conditions set forth in Section 6.2(a) would not be satisfied or (B) E Com shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, such that the conditions set forth in Section 6.2(b) would not be satisfied, which, in each case under clauses (A) and (B) has not been cured within twenty (20) Business Days after E Com receives from Model written notice of such inaccuracy, breach or failure; provided, however, that Model may only exercise this termination right prior to the Closing Date.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the Confidentiality Agreement most recently executed (the “Confidentiality Agreement”) by Model and E Com (subject to its terms), Sections 5.4 and 7.2, and Article 9, all of which shall survive termination of this Agreement for any reason, and there shall be no liability on the part of E Com or Model or their respective directors, officers and affiliates, except nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE 8 - INDEMNIFICATION.

8.1 Obligation to Indemnify. Subject to the limitations set forth in this Article 8, E Com shall be entitled to indemnification from and against all losses, damages and out-of-pocket expenses (including reasonable attorneys’ fees and expenses of outside counsel, accountants and other professional fees, costs of investigation, court costs and other expenses) incurred by E Com in the investigation, collection, prosecution or defense of any claims, whether or not involving a third Person, suits, actions, claims, deficiencies, liabilities, penalties, and fines (but not including punitive, exemplary, consequential and all other kinds of special damages, including, without limitation, lost profits and opportunity costs, unless such punitive, exemplary, consequential or other kind of special damages are awarded to a Person in a Third-Party Claim) (“Losses”) sustained or incurred as a result of, relating to or caused by (i) any misrepresentation, breach of the representations and warranties of Model or a Model Shareholder contained in this Agreement or any certificate, schedule, document or other writing delivered pursuant hereto, or (ii) other than with respect to the breach by Model of any of its covenants or agreements hereunder that was to be performed on or prior to the Closing Date (a “Pre-Closing Covenant Breach”) which shall be governed by Article 7 and the failure to make payments under Sections 5.10 and 8.4(b), any breach of any of the covenants and agreements of Model or a Model Shareholder contained in this Agreement or any certificate, schedule, document or other writing delivered pursuant hereto; provided that E Com shall not be entitled to indemnification under this Agreement unless a claim is timely asserted during the applicable survival period specified in Section 9.1 by means of an Indemnification Notice meeting in all material respects the requirements of Section 8.2(a).

The rights of E Com to indemnification under this Section 8.1 (other than as to Pre-Closing Taxes) shall be limited as follows:

(A)	The amount of any Losses incurred by E Com shall be reduced by the net amount of the Tax Benefits actually realized by E Com or any of its Affiliates by reason of such Losses and shall be increased by the amount of any Tax to be incurred by E Com or any of its Affiliates (and grossed up for such increase) as a result of the receipt of indemnity payments with respect to any such Loss.

(B)	The amount of any Losses incurred by E Com shall be reduced by the net amount E Com or any of its Affiliates recovers (after deducting all reasonable attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses, and E Com shall use commercially reasonable efforts to effect any such recovery.

(C)	E Com shall be entitled to indemnification under this Section 8.1 only to the extent that the aggregate amount of Losses (reduced, without duplication, as provided in paragraphs (A) and (B) above) exceeds on a cumulative basis $1,000,000 (the “Threshold”), and then only for the amount of any such excess.

(D)	In no event will E Com be entitled to indemnification under this Section 8.1 for any individual item (or series of related items) of Loss (as reduced in accordance with paragraphs (A) and (B) above) that is less than $10,000 and each such item will not be taken into account in determining whether the aggregate amount of Losses exceeds the Threshold.

(E)	In any event the maximum amount for which E Com shall be entitled to indemnification in the aggregate under this Section 8.1 (as reduced, without duplication, in accordance with paragraphs (A), (B), (C) and (D) above) shall not exceed the Escrow Fund.

(F)	Except as provided in Sections 5.10 and 8.4(b) and Pre-Closing Covenant Breaches, the Escrow Shares and the Escrow Fund shall be the sole and exclusive remedy available to E Com for any Losses arising out of any and all claims relating to the subject matter of this Agreement, and the maximum amount that may be recovered from any Model Shareholder shall be limited to such person’s pro rata share of the Escrow Shares.

(G)	For purposes of calculating the amount of Losses incurred arising out of or relating to any breach of a representation or warranty by Model or a Model Shareholder, the references to Knowledge, Material Adverse Effect or other materiality qualifications shall be disregarded.

8.2 Indemnification Notice Procedures.

(a) Promptly after the discovery of any Losses for which it may be entitled to indemnification pursuant to this Article 8, E Com shall deliver to the Shareholder Representative a notice (the “Indemnification Notice”), which Indemnification Notice shall:

(i) state that E Com has paid or incurred Losses for which E Com is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant to which each such item is related and, if then known, the amount to which E Com claims to be entitled hereunder.

(b) In the event that the Shareholder Representative shall object to the indemnification of E Com in respect of any claim or claims specified in any Indemnification Notice, the Shareholder Representative shall, within forty-five (45) days after receipt by the Shareholder Representative of such Indemnification Notice, deliver to E Com a notice to such effect and the Shareholder Representative and E Com shall, within the sixty (60) day period beginning on the date of receipt by E Com of such objection, attempt in good faith to agree as to the disposition of each of such claims to which the Shareholder Representative shall have so objected. If E Com and the Seller Representative shall succeed in reaching agreement with respect to any of such claims, E Com and the Seller Representative shall promptly prepare and sign a memorandum setting forth such agreement. Should E Com and the Seller Representative be unable to agree as to any particular item or items or amount or amounts within such time period, then either the Indemnified Party or the Indemnifying Party may submit such dispute to arbitration as provided in Section 9.12.

(c) Claims for Losses specified in any Indemnification Notice to which the Shareholder Representative shall not object in writing within forty-five (45) days after receipt of such Indemnification Notice, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.2(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.2(b) or shall have been settled with the consent of the Shareholder Representative, as described in Section 8.3, are hereinafter referred to, collectively, as “Agreed Claims”.

8.3 Third-Party Claims.

(a) E Com agrees to give the Shareholder Representative notice in writing of the assertion of any claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a “Third-Party Claim”) in respect of which indemnity will be sought under Section 8.1 in accordance with the notice procedures set forth in Section 8.2 promptly after E Com learns of such Third-Party Claim; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder, except to the extent there shall have been actual prejudice to the defense of such Third-Party Claim by the

Shareholder Representative as a result of such failure (except that there shall be no right to indemnification under this Article 8 for any expenses incurred during the period in which E Com failed to give such notice). Thereafter, E Com shall deliver to the Shareholder Representative, within five (5) Business Days after E Com’s receipt thereof, copies of all notices and documents (including court papers) received by E Com relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against E Com, the Shareholder Representative will be entitled to participate in the defense thereof. The Shareholder Representative may elect to assume the defense, at Model Shareholders’ expense and by counsel selected by the Shareholder Representative, of any Third-Party Claim in accordance with the following conditions:

(i) If such Third-Party Claim involves (and continues to involve) solely monetary damages and the Shareholder Representative agrees in writing with E Com that E Com shall be entitled (subject to any applicable limitations in Section 8.1) to indemnification hereunder as to such claim and the amount of such claim can be satisfied from the Escrow Fund, then the Shareholder Representative may assume the defense of such claim and, subject to Section 8.3(d), may not settle such claim without the consent of E Com, which consent shall not be unreasonably withheld or delayed.

(ii) If such Third-Party Claim involves both monetary damages and injunctive relief against E Com, then the Shareholder Representative may assume the defense of such claim and may settle that portion of such claim involving solely monetary damages in accordance with clause (i) above, as applicable, mutatis mutandis, but shall not settle any portion of such claim involving injunctive relief without the consent of E Com, which consent shall not be unreasonably withheld or delayed.

(iii) If such Third-Party Claim involves (and continues to involve) solely injunctive relief against E Com, E Com shall control the defense of such claim and shall not settle any portion of such claim for monetary damages without the consent of the Shareholder Representative, which consent shall not be unreasonably withheld or delayed.

(iv) In all cases, if the parties in any action shall include both Model and/or a Model Shareholder, on the one hand, and E Com, on the other hand, and E Com shall have reasonably concluded that counsel selected by the Shareholder Representative has a conflict of interest because of the availability of conflicting defenses, E Com shall have the right to select separate counsel to participate in the defense of such action on its behalf.

(c) Subject to the foregoing, if the Shareholder Representative elects to assume the defense of such Third-Party Claim, it shall notify E Com of the Shareholder Representative’s intent to do so within thirty (30) days (or sooner, if the nature of the Third-

Party Claim so requires) of E Com’s notice of such Third-Party Claim. If the Shareholder Representative is not entitled or elects not to assume the defense of the Third-Party Claim or fails to notify E Com of its election as herein provided, E Com shall have the right to conduct such defense with counsel reasonably acceptable to the Shareholder Representative, but E Com (or any insurance carrier defending such Third-Party Claim on E Com’s behalf) shall be prohibited from compromising or settling the Third-Party Claim without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld or delayed.

(d) Subject to Section 8.3(b)(iv), should the Shareholder Representative so elect to assume the defense of a Third-Party Claim, as long as the Shareholder Representative conducts such defense, E Com shall not be entitled to indemnification under this Article 8 for legal expenses subsequently incurred by E Com in connection with the defense thereof. If the Shareholder Representative assumes such defense, E Com shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Shareholder Representative, it being understood that the Shareholder Representative shall control such defense. E Com shall be entitled to indemnification under this Article 8 for the fees and expenses of counsel employed by E Com for any period during which the Shareholder Representative has not assumed the defense thereof (other than during any period in which E Com shall have not yet given notice of the Third-Party Claim as provided above). If the Shareholder Representative chooses to defend or prosecute any Third-Party Claim, the Shareholder Representative and E Com shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Shareholder Representative’s request) the provision to the Shareholder Representative of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Shareholder Representative shall have assumed the defense of a Third-Party Claim, E Com shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Shareholder Representative’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if a settlement offer is made by a third-party claimant solely for money damages and does not seek equitable or other relief and the settlement is not likely to establish a precedential custom or practice adverse to the continued business interests of E Com, and the Shareholder Representative notifies in writing E Com of the Shareholder Representative’s willingness to accept the settlement offer and, subject to the applicable limitations of this Article 8, cause to be paid the amount called for by such offer, and E Com declines to accept such offer, E Com may continue to contest such Third-Party Claim, free of any participation by the Shareholder Representative, and the amount of any ultimate liability with respect to such Third-Party Claim for which E Com shall be entitled to indemnification hereunder shall be limited to the lesser of (i) the amount of the settlement offer that E Com declined to accept plus the other Losses of E Com relating to such Third-Party Claim prior to the date of its rejection of the settlement offer or (ii) the aggregate Losses of E Com with respect to such Third-Party Claim.

8.4 Payment of Claims.

(a) Each Agreed Claim (other than as to a Pre-Closing Tax or as to a Pre-Closing Covenant Breach) shall be satisfied from the Escrow Fund as follows:

(i) E Com shall notify the Shareholder Representative in writing of its intention to satisfy the Agreed Claim from the Escrow Fund.

(ii) Unless the Shareholder Representative shall have paid (or caused to be paid) to E Com by wire transfer an amount equal to the amount of such Agreed Claim within ten (10) Business Days of such written notice (a “Cash Indemnity Payment”), E Com may cause to be cancelled such whole number of shares of the Escrow Shares as shall equal the amount of such Agreed Claim divided by the Consideration Per Share Price rounded up to the next whole number.

(iii) If a Cash Indemnity Payment shall be made with respect to an Agreed Claim, E Com shall cause to be delivered to the Shareholder Representative for delivery to the Model Shareholders pro rata based upon their respective allocations of the Escrow Shares certificates in such denominations as the Shareholder Representative may indicate in the name of one or more of the Model Shareholders representing in the aggregate a whole number of shares of the Escrow Shares equal to the amount of such Agreed Claim divided by the Consideration Per Share Price rounded down to the next whole number.

(b) Each Agreed Claim with respect to Pre-Closing Tax shall be paid in cash by the Model Shareholders in accordance with Section 5.10.

(c) E Com shall be entitled to seek indemnity for any Agreed Claim with respect to a “Pre-Closing Covenant Breach” directly against Model subject to the terms and conditions of this Article 8 (other than Section 8.4(a)).

8.5 Shareholder Representative.

(a) The Shareholder Representative shall act as the representative of the Model Shareholders, and shall be authorized to act on behalf of the Model Shareholders and to take any and all actions required or permitted to be taken by the Shareholder Representative under this Agreement, with respect to any claims (including the settlement thereof) made by E Com for indemnification or to be held harmless pursuant to this Article 8. The Model Shareholders shall be bound by all actions taken by the Shareholder Representative in its capacity thereof.

(b) The Shareholder Representative shall at all times act in his or her capacity as Shareholder Representative in a manner that the Shareholder Representative believes in good faith to be in the best interest of the Model Shareholders. Neither the

Shareholder Representative nor any of its agents shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Shareholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Shareholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Shareholder Representative shall not be required to exercise any discretion or take any action.

(c) Each Model Shareholder severally shall indemnify and hold harmless and reimburse the Shareholder Representative from and against such Model Shareholder’s ratable share of any and all Losses suffered or incurred by the Shareholder Representative arising out of or resulting from any action taken, or omitted to be taken, by the Shareholder Representative under this Agreement, other than such Losses arising out of or resulting from the Shareholder Representative’s gross negligence, bad faith or willful misconduct.

ARTICLE 9 - MISCELLANEOUS.

9.1 No Survival of Representations and Warranties; etc. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time except that the representations and warranties set forth in Articles 3 and 4 shall survive until the Escrow Release Date (other than those as to Taxes set forth in Section 4.9, which shall survive until expiration of the applicable statute of limitations as to Taxes), the agreements set forth in Section 5.7 shall survive the Effective Time for a period of six (6) years, the agreements set forth in Section 5.10 shall survive for the applicable statute of limitations as to Taxes and the agreements set forth in Articles 2 and 8 and this Article 9 shall survive the Effective Time indefinitely.

9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by the Model Shareholders, by written agreement of the parties hereto, and by action taken by the respective Boards of Directors of E Com and Model; provided, however, that following the E Com Shareholder Approval there shall be no amendment or change to the provisions hereof which by Law would require shareholder approval without such approval.

9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Model or E Com in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that E Com may assign any of its rights, interests or obligations hereunder to any of its Affiliates ; provided, however, that any such assignment shall not relieve E Com from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

9.5 Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto. Signatures sent by fax or pdf shall be deemed originals.

9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the exhibits and schedules hereto, the Confidentiality Agreement, the E Com Disclosure Schedule and the Model Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

9.7 Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof that would defer to the Laws of another jurisdiction.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Eastern District of New York or in New York Supreme Court sitting in Suffolk County, New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) For purposes of enforcing Section 9.12 or an award of the arbitrator(s) pursuant thereto, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of New York or in New York Supreme Court sitting in Suffolk County, New York in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any defense of forum non conveniens, and (iv) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or State court sitting in the State of New York.

(d) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

9.8 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) for the next Business Day delivery, or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to Model, to:

Model Reorg, Inc.

2060 Ninth Avenue

Ronkonkoma, New York 11779

Attention: Michael Katz

Facsimile No.: (631) 737-5154

with a copy to:

Edwards Angell Palmer & Dodge LLP

750 Lexington Avenue

New York, NY 10022

Attention: Patricia L. Kantor, Esq.

Facsimile No.: (212) 308-4844

If to the Seller Representative to:

Stephen Nussdorf

c/o Model Reorg, Inc.

2060 Ninth Avenue

Ronkonkoma, , NY 11779

Facsimile No.: 631-439-2333

with a copy to:

Edwards Angell Palmer & Dodge LLP

750 Lexington Avenue

New York, NY 10022

Attention: Patricia L. Kantor, Esq.

Facsimile No.: (212) 308-4844

If to E Com or Acquisition Sub, to:

E Com Ventures, Inc.

251 International Parkway

Sunrise, Florida 33325

Attention: Donovan Chin

Facsimile No.: (954) 335-9166

with copies to:

Akerman Senterfitt

One Southeast Third Avenue

28th Floor

Miami, FL 33131

Attention: Alan Aronson, Esq.

Facsimile No.: (305) 374-5095

and

Special Committee of the Board of Directors of E Com Ventures, Inc.

c/o Troutman Sanders LLP

405 Lexington Avenue

New York, NY 10174

Attention: Richard A. Rubin, Esq.

Facsimile No.: (212) 704-6288

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the first Business Day after which such notice is sent; (iii) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service for next Business Day delivery; or (iv) the fifth Business Day following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

9.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. If the parties are unable to reach an agreement as to such modification, a court shall have the power to so modify such provision.

9.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

9.11 Definitions; Construction. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliate Consignment” means the repayment by Model and its Subsidiaries of that portion, if any, of the principal amount of (plus accrued and unpaid interest on) their indebtedness to Quality King Distributors, Inc. as of the Closing Date that is in excess of $50,000,000 by the transfer of inventory, which inventory shall be mutually designated by Model and E Com, having a book value equal to the repaid principal and accrued and unpaid interest on all of the indebtedness of Model and its Subsidiaries to Quality King Distributors and the consignment by Quality King Distributors, Inc. of such inventory to Model and/or one or more of its Subsidiaries for sale on its behalf pursuant to a consignment agreement on customary commercial terms and conditions that shall be reasonably acceptable to E Com but shall include the agreement of Quality King Distributors, Inc. not to sell such inventory other than through the Surviving Entity without the Surviving Entity’s consent.

“Affiliate Debt” means subordinated debt payable to certain Model Shareholders on the terms and conditions described on Exhibit C attached hereto and such other terms as shall be mutually agreeable to such Model Shareholders and E Com.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the States of New York or Florida are authorized or required by Law to be closed.

“Commitment Letter” shall mean the commitment letter dated August 29, 2007 between General Electric Capital Corporation and E Com, as extended or modified.

“Consideration Per Share Price” shall mean $23.94.

“E Com Indebtedness” shall mean (i) all indebtedness of E Com and its Subsidiaries for borrowed money, (ii) all obligations of E Com and its Subsidiaries for the deferred purchase price of property or assets, (iii) all obligations of E Com and its Subsidiaries evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures, guarantees or other similar instruments and (iv) all capital leases, which, in the case of clauses (i) through (iv) above, shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith.

“Environmental Laws” shall mean all federal, foreign, state and local laws, statutes, codes, regulations, rules, ordinances, judgments, decisions and orders of any Governmental Entity (including consent decrees, administrative orders and self-implementing requirements) relating to human health, safety and protection of the environment, all as amended or reauthorized to the date hereof and through the Closing Date, including any law relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials into ambient air, surface water, groundwater or land.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis during the periods involved (except as may be indicated in the notes to any applicable financial statements).

“Governmental Entity” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality.

“Hazardous Materials” shall mean (a) any “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., as amended, to the date hereof and through the Closing Date, and regulations promulgated thereunder; (b) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended through the Closing Date, and regulations promulgated thereunder; (c) petroleum or petroleum products and all derivatives and constituents thereof; (d) polychlorinated biphenyls (PCBs); (e) asbestos and asbestos-containing materials; and (f) any other pollutant, contaminant, constituent or chemical regarding which liability is imposed under any Environmental Laws.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, whether United States or foreign, including all reissues, continuations, divisions, continuations in part and renewals and extensions thereof, (ii) internet domain names, trademarks and service marks whether United States or foreign, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including both source and object code), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge of E Com” whether or not such term is used herein in initial capitalized form, when used in this agreement in the phrase “Knowledge of E Com,” or similar phrases, means the actual knowledge of Donovan Chin.

“Knowledge of Model” whether or not such term is used herein in initial capitalized form, when used in this agreement in the phrase “Knowledge of Model,” or similar phrases, means the actual knowledge of each of Michael Katz and Stephen Nussdorf.

“Material Adverse Effect” shall mean, with respect to any party, an effect, event or change which has a material adverse effect on the business, operations, assets, liabilities, results of operations, prospects, or financial condition of such party and its Subsidiaries taken as a whole, other than effects, events or changes arising out of or resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP, unless they disproportionately affect one of the parties, or (iii) any decline in the market price, or change in trading volume, of the capital stock of such party or any failure to meet publicly announced revenue or earnings projections.

“Model Indebtedness” shall mean (i) all indebtedness of Model and its Subsidiaries for borrowed money, (ii) all obligations of Model and its Subsidiaries for the deferred purchase price of property or assets, (iii) all obligations of Model and its Subsidiaries evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures, guarantees or other similar instruments and (iv) all capital leases, which, in the case of clauses (i) through (iv) above, shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith.

“Permit(s)” shall mean any approvals, consents, registrations, permits, licenses and other authorizations from any Governmental Entity.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust, or any other entity, including a Governmental Entity.

“Pre-Closing Period Return” means a Tax Return for a period ending on or prior to the Closing Date.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment, including movement of any Hazardous Materials through or in the environment, and the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Materials, but excludes the normal application of lawn or garden chemicals such as pesticides, herbicides and fertilizers.

“Remedial Action” shall mean any investigation, abatement, containment, removal or remediation of any Release or threatened Release of Hazardous Materials conducted or required to be conducted pursuant to any Environmental Laws.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Shareholder Representative” shall mean initially, Glenn Nussdorf, or such other person as shall be designated in writing by a majority-in-interest of the Model Shareholders based upon the number of shares of Model held by the Model Shareholders as of the date hereof.

“Special Committee” means the committee of the Board of Directors of E Com established to consider the proposed Merger.

“Straddle Period Return” means a Tax Return (other than a Pre-Closing Period Return) required to be filed by or with respect to Model or its Subsidiaries for periods beginning prior to and ending after the Closing Date.

“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity, the securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a non-corporate entity, 50% or more of the ownership interests) of which are, as of such date, owned by such party or one or more Subsidiaries of such Person.

“Tax Benefit(s)” For purposes of this Agreement, E Com or any of its Affiliates shall be deemed to recognize a “Tax Benefit” with respect to a taxable year if, and to the extent that the aggregate liability of E Com or such Affiliate for Taxes through the end of such taxable year, as calculated by the E Com or such Affiliate by excluding any Tax items attributable to any Loss and the applicable indemnification payments with respect thereto from all taxable years, exceeds the actual aggregate liability of E Com or such Affiliate for Taxes through the end of such taxable year, as calculated by E Com or such Affiliate by taking into account any Tax items attributable to such Loss and the applicable indemnification payments (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year).

“Tax(es)” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, tribal or local Taxing Authority, including income, excise, property, sales, use, gross receipts, windfall profits, environmental (including taxes under Code Section 59A), employment, severance, stamp, capital stock, disability, real property, personal property, sales, use, unemployment, disability, registration, value added or add-on minimum, compensating, transfer, franchise, license, payroll, withholding, social security, estimated or other taxes (including any escheat or unclaimed property obligations), in each case including any interest, penalties, or additions attributable thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return(s)” means any and all returns, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined in the Sections of this Agreement set forth after such term below:

Acquisition Proposal	5.3	(a)
Acquisition Sub	Preamble
Affiliate	9.11
Agreed Claims	8.2	(c)
Agreement	Preamble
Bankruptcy Exception	3.3	(d)
BCL	Recitals
Business Day	9.11
Cash Indemnity Payment	8.4	(b)
Certificate of Merger	2.3
Certificates	2.8	(a)
Charter Amendment	1.1	(a)
Closing	2.2
Closing Date	2.2
Code	4.10	(a)
Company Benefit Plan	4.10	(a)
Confidentiality Agreement	7.2
Control	9.11
Controlled By	9.11
DLLCA	Recitals
E Com	Preamble
E Com Common Stock	Recitals
E Com Disclosure Schedule	3
E Com Indebtedness	9.11
E Com Shareholder Approval	1.1	(a)
Effective Time	2.3
Environmental Claims	4.12	(a)(i)
Environmental Laws	9.11
Environmental Liabilities	4.12	(a)(ii)
ERISA	4.10	(a)
ERISA Affiliate	4.10	(a)
Escrow Fund	2.9

Escrow Release Date	2.9
Escrow Shares	2.9
GAAP	9.11
Governmental Entity	9.11
Hazardous Materials	9.11
HSR Act	4.4	(a)
Indemnification Notice	8.2	(a)
Indemnitees	5.7
Intellectual Property	9.11
IRS	4.10	(c)
Knowledge of E Com	9.11
Knowledge of Model	9.11
Laws	1.1
Losses	8.1
Merger	Recitals
Merger Consideration	Recitals
Model	Preamble
Model Balance Sheet	4.5	(b)
Model Balance Sheet Date	4.5	(b)
Model Charter Documents	4.1	(a)
Model Common Stock	Recitals
Model Disclosure Schedule	4
Model Financial Statements	4.5	(a)
Model Indebtedness	9.11
Model Material Contracts	4.15	(a)
Model Material Lease	4.17
Model Permitted Encumbrances	4.16	(b)
Model Shareholders	Preamble
Outside Date	7.1	(c)(i)
Permits	9.11
Person	9.11
Pre-Closing Covenant Breach	8.1
Pre-Closing Period Return	9.11
Pre-Closing Tax	5.10	(c)
Pre-Closing Tax Period	5.10	(a)
Proxy Statement	1.1	(b)
Release	9.11
Remedial Action	9.11
SEC	9.11
Shareholders Meeting	1.1	(a)
Shareholder Representative	9.11
Special Committee	9.11
Straddle Period Return	9.11
Stock Plans	3.2
Subsidiary	9.11
Superior Proposal	5.3	(c)
Surviving Entity	2.1
Tax Benefit(s)	9.11
Tax(es)	9.11
Tax Returns	9.11
Third-Party Claim	8.3	(a)
Threshold	8.1	(c)
Transactions	9.11
Under Common Control With	9.11
WARN	4.11	(d)
Warrants	Recitals

As used in this Agreement, “including” shall mean “including, without limitation.”

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

As used in this Agreement, pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12 Arbitration.

(a) After the Closing, any dispute, controversy or claim arising out of or relating to this Agreement which cannot be resolved by the parties within thirty (30) days shall be finally settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, including its Procedures for Large, Complex Commercial Disputes, except as specifically otherwise provided in this Section 9.12. This Section 9.12 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement.

(b) Arbitration Procedures.

(i) The place of arbitration shall be New York, New York before a single neutral arbitrator, unless any party’s claim exceeds Two Million Dollars ($2,000,000), exclusive of interest and attorneys’ fees, in which case the dispute shall be heard and determined by three neutral arbitrators.

(ii) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances, including examination by deposition of witnesses. Depositions shall be held within thirty (30) days of the making of the request, limited to a maximum of three per party and no more than six hours duration each. Any dispute regarding discovery shall be determined by the arbitrator(s) and all discovery shall be completed within one hundred and twenty (120) days after the selection of the arbitrator(s).

(iii) The decision of the arbitrator(s) shall be made within nine (9) months of the filing of the notice of intention to arbitrate (demand). The award shall be in writing and shall set forth the reasons for the disposition of any claim, and the arbitrator(s) shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision.

(iv) The decision of the arbitrator(s) shall be final, binding, and non-appealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

(c) The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of reasonable attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

(d) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having personal and subject matter jurisdiction.

(e) All proceedings under this Section 9.12, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrator(s) except to the extent required by legal process.

9.13 Model Shareholders’ Consent. By his, her or its execution hereof, each of the Model Shareholders hereby consents to the Merger.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MODEL REORG, INC.

By:	/s/ Michael W. Katz
Name:	Michael W. Katz
Title:	Chief Executive Officer

E COM VENTURES, INC.

By:	/s/ Donovan Chin
Name:	Donovan Chin
Title:	Chief Financial Officer and Secretary

MODEL REORG ACQUISITION LLC

By E Com Ventures, Inc., its Sole Member

By:	/s/ Donovan Chin
Name:	Donovan Chin
Title:	Chief Financial Officer and Secretary

[Model Shareholder Signatures Follow]

The undersigned, Model Shareholders, solely for purposes of agreeing to be bound by Section 5.10 and 5.11 and Article IX of the Agreement and acknowledging the other terms and provisions of the Agreement have executed this Agreement as of the date first above written.

/s/ Glenn Nussdorf
Glenn Nussdorf

/s/ Stephen Nussdorf
Stephen Nussdorf

/s/ Arlene Nussdorf
Arlene Nussdorf

/s/ Rene Garcia
Rene Garcia

THE JACQUELINE MARIE GARCIA 2006 FAMILY TRUST u/t/a dated October 30, 2006

By:	/s/ Rene Garcia
RENE A. GARCIA , Trustee

By:	/s/ Rafael Villoldo
RAFAEL VILLOLDO , Trustee

THE CAROLINA MARIE GARCIA 2006 FAMILY TRUST u/t/a dated October 30, 2006

By:	/s/ Rene Garcia
RENE A. GARCIA , Trustee

By:	/s/ Rafael Villoldo
RAFAEL VILLOLDO, Trustee

IRREVOCABLE TRUST FOR VICTOR GARCIA u/t/a dated October 30, 2006

By:	/s/ Rene Garcia
RENE A. GARCIA , Trustee

By:	/s/ Rafael Villoldo
RAFAEL VILLOLDO, Trustee

Schedule 2.7

Allocation of Merger Consideration and Escrow Shares

[Omitted]

EXHIBIT A

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE. THE TRANSFER OF THE WARRANT IS FURTHER RESTRICTED AS DESCRIBED HEREIN.

E COM VENTURES, INC.

Common Stock Purchase Warrant

No. A-[•]	[•] Shares

Date of Issuance: [•], 2008

This Common Stock Purchase Warrant (this “Warrant”) certifies that, for value received, [•] (the “Holder”), is entitled, upon the terms and subject to the limitations and exceptions set forth herein, at any time and from time to time during the period beginning at 12:01 a.m. New York time on the third (3rd) anniversary of the Date of Issuance (the “Initial Exercise Date”) and ending at 5:00 p.m. New York time on the tenth (10th) anniversary of the Date of Issuance (the “Termination Date”), to subscribe for and purchase from E Com Ventures, Inc., a Florida corporation (the “Company”), up to an aggregate of [•] ([•]) shares (subject to adjustment from time to time pursuant to the terms hereof) (the “Warrant Shares”) of the Company’s Common Stock, $0.01 par value (the “Common Stock”). The purchase price of one Warrant Share (the “Exercise Price”) under this Warrant shall be $23.94 (subject to adjustment from time to time pursuant to the terms hereof). This Warrant is one of a series of warrants issued as of the date hereof (the “Warrants”) pursuant to the Agreement and Plan of Merger dated as of December 21, 2007, by and among the Company, Model Reorg, Inc., the stockholders of Model Reorg, Inc. and Model Reorg Acquisition LLC (the “Merger Agreement”).

1. Exercise of Warrant.

(a) The purchase rights represented by this Warrant may be exercised by delivery of the Notice of Exercise Form annexed hereto duly executed, at the office of the Company specified in Section 13(j) hereto and upon payment of the Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank. Promptly after the Date of Exercise, subject to (i) compliance with securities laws applicable to the issuance and sale of the Warrant Shares and (ii) the Company’s receipt of this Warrant, the Company’s transfer agent shall transmit certificates for Warrant Shares purchased hereunder to the Holder at the address specified in the Notice of Exercise Form. This Warrant shall be deemed to have been exercised and the Holder shall be deemed to have become the holder of record of such shares for all purposes as of the Date of Exercise, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such Warrant Shares shall not then have been actually delivered. A “Date of Exercise” means the date on which the Holder shall have delivered to the Company the Notice of Exercise Form appropriately completed and duly signed and payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased.

(b) If this Warrant shall have been exercised in part, the Company shall, promptly following receipt of this Warrant, deliver to the Holder at the address specified by the Holder in the Notice of Exercise Form a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

2. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, such fraction shall be rounded up (for fractions of one-half or greater) or down (for fractions of less than one-half) to the nearest whole share.

3. Charges, Taxes and Expenses. Certificates for Warrant Shares shall be issued without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company.

4. Restriction on Transfer of Warrant and Warrant Shares. The Holder may not sell, transfer, assign, or otherwise dispose of this Warrant or any part hereof except (a) by will or by the laws of descent and distribution or (b) during the Holder’s lifetime, to any member of the Holder’s family or to any trust or other entity established for estate planning purposes, the majority of the beneficial interests in which are held by members of the Holder’s family. Other than pursuant to clause (a) or (b), the Holder (including any such subsequent Holder) may not sell, transfer, assign, or otherwise dispose of this Warrant or any part hereof to any other person without the prior, express written consent of the Company. The transfer of the Warrant Shares shall be restricted to the extent required by applicable securities laws, and the certificate or certificates evidencing the Warrant Shares shall bear the following legend:

“THE ISSUANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SUCH SHARES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.”

5. No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company before the exercise hereof.

6. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate representing Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

7. Acceleration of Initial Exercise Date. At any time before the third (3rd) anniversary of the Date of Issuance, the Initial Exercise Date shall be accelerated and shall be deemed to occur immediately before the consummation of any (a) merger, share exchange or consolidation of the Company with or into any other person or entity, (b) sale of all or substantially all of the Company’s assets in one or a series of related transactions, or (c) tender offer or exchange offer pursuant to which holders of not less than ninety percent (90%) of the then outstanding shares of Common Stock tender or exchange their shares for other securities, cash or property, other than any such transaction as a result of which holders of a majority of the voting securities of the Company outstanding immediately before such transaction would continue to have beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such transaction.

8. Adjustments of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock or a compulsory share exchange, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company that he or she would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company that are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately before such adjustment by the number of Warrant Shares purchasable hereunder immediately before such adjustment, and dividing such product by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event, subject to the effect of any exercise hereof between such record date and such effective date.

9. Fundamental Transactions. If, at any time while this Warrant is outstanding, (a) the Company effects any merger, share exchange or consolidation of the Company with or into any other person or entity, (b) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for securities of any other issuer, cash or property (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately before such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration; provided that this Warrant shall have been cancelled or amended to the extent such cancellation or amendment is necessary so that such new warrant does not unjustly or disproportionately enrich the holder of the new warrant relative to a holder of the number of Shares for which this Warrant is exercisable immediately before such event. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9 and ensuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

10. Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall promptly give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant.

11. Notice of Corporate Action. If at any time: (a) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or (b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any consolidation, share exchange or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another person or entity, or (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall give the Holder (i) at least ten (10) days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, share exchange, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, share exchange, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least ten (10) days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, share exchange, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up.

12. Covenants. The Company covenants that:

(a) during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise hereof;

(b) its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise hereof;

(c) it will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Principal Market (as defined in Section 13(k)) upon which the Common Stock may be listed at such time;

(d) it will not close its stockholder books or records in any manner that prevents the timely exercise of this Warrant pursuant to the terms hereof;

(e) all Warrant Shares that may be issued upon exercise hereof will, upon such exercise, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof;

(f) except as and to the extent waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment (and without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately before such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant); and

(g) before taking any action that would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

13. Miscellaneous.

(a) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein (including without limitation the Termination Date) is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day. As used in this Warrant, a “Business Day” is any day that is not a Saturday, a Sunday or a legal holiday in the States of New York or Florida.

(b) Governing Law; Dispute Resolution. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The dispute resolution provisions of the Merger Agreement shall apply to all disputes arising hereunder as if set forth in full herein. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(c) Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

(d) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(e) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(f) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(g) Amendment. This Warrant may be modified or amended or any provision hereof waived with the written consent of the Company and the holders of Warrants issued under the Merger Agreement representing two-thirds of the Warrant Shares issuable under Warrants then outstanding as of the date such consent is sought; provided, however, that (i) no such amendment shall adversely affect any holder of any such Warrant differently than it affects all other such holders unless such holder consents thereto and (ii) no amendment may increase the Exercise Price, decrease the number of shares or class of shares obtainable upon exercise of this Warrant or decrease the time period in which this Warrant can be exercised without the written consent of the Holder.

(h) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(i) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(j) Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Notice of Exercise Form) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail or facsimile at the electronic mail address or facsimile number specified in this section before 5:00 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via electronic mail or facsimile at the electronic mail address or facsimile number specified in this section on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

(x)	if to the Company, to:

E Com Ventures, Inc.
Attn: [•]
251 International Parkway
Sunrise, Florida 33325
Facsimile: [•]
Email: [•]

(y)	if to the Holder, to the address, facsimile number, or email address, respectively, set forth in [•].

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: [•], 2008

E COM VENTURES, INC.

By:
Name:
Title:

NOTICE OF EXERCISE

To:	E Com Ventures, Inc.

The undersigned hereby elects to purchase                      Warrant Shares of E Com Ventures, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price of such Warrant Shares in full, in lawful money of the United States, together with all applicable transfer taxes, if any.

Please issue a certificate or certificates representing said
Warrant Shares in the name of the undersigned.

The Warrant Shares shall be delivered to the following:

SIGNATURE OF HOLDER
Dated as of:

HOLDER

By:

Print Name:

ASSIGNMENT FORM

{Assignment of the foregoing Warrant is restricted as described therein.}

(To assign the foregoing Warrant, execute this form and supply required information.

Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name of Assignee:

Assignee’s Address:

Date:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a participant in the Medallion guaranty program. Officers of corporations and those acting in a fiduciary or other representative capacity must file proper evidence of authority to assign the foregoing Warrant.

EXHIBIT B

E COM VENTURES, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of the      day of             , 2008, by and among E Com Ventures, Inc., a Florida corporation (the “Company”), and each of the shareholders of Model Reorg, Inc., a New York corporation (“Model Reorg”), listed on Schedule A hereto.

RECITALS

WHEREAS, the Company, Model Reorg Acquisition LLC, a Delaware limited liability company, Model Reorg and the Shareholders have entered into an Agreement and Plan of Merger dated as of December 21, 2007 (the “Merger Agreement”) pursuant to which the Shareholders will receive, in exchange for their shares of Model Reorg common stock, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and Common Stock Purchase Warrants to acquire Common Stock (the “Warrants”); and

WHEREAS, it is a condition of the Merger Agreement that the parties hereto enter into this Agreement providing for the Company to register the shares of Common Stock issuable to the Shareholders under the Merger Agreement (excluding any Common Stock issued or issuable upon exercise of any of the Warrants) as set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

1.1 “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

1.2 “Company” means E Com Ventures, Inc., any successor thereto by operation of law, and any other company whose shares are issued upon conversion of, or whose shares are exchanged for, substantially all of the outstanding shares of Common Stock pursuant to a merger, consolidation or other recapitalization transaction.

1.3 “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company filed pursuant hereto, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law based upon, or arising out of, any of such party’s obligations arising hereunder.

1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

1.5 “Excluded Registration” means (i) a registration of the sale of securities to directors, employees or consultants of the Company or a subsidiary pursuant to a bona fide compensatory arrangement; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (iv) a registration solely of debt or nonconvertible preferred stock; or (v) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.6 “GAAP” means generally accepted accounting principles in the United States.

1.7 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.8 “Majority in Interest” means Shareholders holding a majority of the Registrable Securities as to which Shareholders have requested inclusion in a registration under Section 2.1.

1.9 “Participating Holder” means a holder of Company securities that is described in clause (a) of Section 2.8 and that, in compliance with Section 2.8, has acquired rights to have such securities registered under the Securities Act by having them included in a registration statement filed by the Company.

1.10 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.11 “Registrable Securities” means those shares of Common Stock issued pursuant to the Merger Agreement (other than (i) any that have been transferred by a Shareholder in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3.1, (ii) any for which registration rights have terminated pursuant to Section 2.9, and (iii) any Common Stock issued or issuable upon exercise of any of the Warrants) and all shares of Common Stock or other securities issued upon conversion or exchange or otherwise in respect thereof, including without limitation pursuant to any stock dividend, stock split, merger, consolidation or other recapitalization transaction.

1.12 “Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Company.

1.13 “SEC” means the Securities and Exchange Commission.

1.14 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as in effect from time to time.

1.15 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, as in effect from time to time.

1.16 “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

1.17 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and the fees and expenses of counsel to the selling Shareholders.

1.18 “Shareholder” means a shareholder of Model Reorg listed on Schedule A and his, her or its respective successors and other assigns complying with Section 3.1.

2. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

2.1 Company Registration. Promptly after the Company determines to register (including, for this purpose, a registration by the Company for holders of Common Stock other than the Shareholders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall give each Shareholder written notice of such proposed registration. Upon the request of any Shareholder given within twenty (20) days after such notice, the Company shall, subject to the provisions of Section 2.2, cause to be registered all of the Registrable Securities that each such Shareholder has requested to be included in such registration.

2.2 Underwriting Requirements.

(a) If the Shareholders intend to distribute the Registrable Securities covered by their registration request by means of an underwriting, they shall so advise the Company and will select (by a Majority in Interest) such underwriter(s) as shall be reasonably acceptable to the Company. In such event, the right of any Shareholder to include such Shareholder’s Registrable Securities in such registration shall be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting to the extent provided herein. All Shareholders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.

(b) Notwithstanding any other provision of this Section 2.2, if the underwriter(s) referred to in clause (a) advise(s) such Shareholders in writing that marketing factors require a limitation on the number of shares to be underwritten, the maximum number of Registrable Securities and securities to be registered on behalf of all Participating Holders that may be included in the underwriting shall be allocated among such Shareholders and Participating Holders in proportion (as nearly as practicable) to the number of Registrable Securities for which each Shareholder and Participating Holder requested registration; provided, however, that the number of Registrable Securities held by the Shareholders to be included in such underwriting shall not be reduced unless all other securities (other than securities to be sold by the Company and Participating Holders) are first entirely excluded from the underwriting.

(c) For purposes of any apportionment under Section 2.2(b), a Shareholder and any of such Shareholder’s transferees shall be deemed to be a single “Shareholder,” and any pro rata reduction with respect to such “Shareholder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “Shareholder,” as defined in this sentence.

2.3 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and, upon the request of a Majority in Interest, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Shareholders refrain, at the written request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration and (ii) in the case of any registration of Registrable Securities that are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended for up to an additional sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) subject to clause (i), prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to keep such registration statement effective for the period specified in clause (a) and to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Shareholders such numbers of copies of the prospectus, including a preliminary prospectus, included in the registration statement, and such other documents, as the Shareholders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Shareholders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) promptly make available (subject to reasonable confidentiality requirements) for inspection by the selling Shareholders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Shareholders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or reasonably advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(g) notify each selling Shareholder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(h) after such registration statement becomes effective, notify each selling Shareholder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and

(i) immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, at the request of a Majority in Interest, the Company shall promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided that the Company may postpone for up to ninety (90) days the delivery of any such supplement or amendment if the Company’s Board of Directors determines in good faith that disclosure of the new information to be contained therein would reasonably be expected to have a material adverse effect on (i) any proposal or plan by the Company or any of its affiliates to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction or (ii) any pending or threatened litigation to which the Company is, or is threatened to be made, a party; and

(j) in the case of an underwritten offering, use its best efforts to furnish, at the request of any Shareholder whose Registrable Securities are included in the registration statement, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and such Shareholder and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

2.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Shareholder that such Shareholder shall furnish to the Company such information regarding such Shareholder, the Registrable Securities held by such Shareholder, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Shareholder’s Registrable Securities.

2.5 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Section 2, including all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne and paid by the Company, whether or not any such registration or qualification becomes effective. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Shareholders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.6 Withdrawal of Registration. The Company shall have the right to terminate or withdraw any registration initiated by it before the effective date thereof, whether or not any Shareholder has elected to include Registrable Securities in such registration, without liability of the Company to any holder of Registrable Securities except for payment of registration expenses as provided in Section 2.5. Any Shareholder may withdraw any Registrable Securities from any registration before the effective date of such registration without liability to the Company or any other holder of Common Stock except for payment of such Shareholder’s portion of any Selling Expenses incurred with respect to the period before such withdrawal.

2.7 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Shareholder, and the partners, members, officers, directors, and shareholders of each such Shareholder, legal counsel for each such Shareholder, any underwriter (as defined in the Securities Act) for each such Shareholder, and each Person, if any, who controls such Shareholder, underwriter or other Person within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Shareholder, underwriter, controlling Person, or other aforementioned Person any legal fees and other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Shareholder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Shareholder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel for the Company, any underwriter (as defined in the Securities Act), any other Shareholder selling securities in such registration statement, and any controlling Person of any such underwriter, other Shareholder or other Person, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Shareholder expressly for use in connection with such registration; and each such selling Shareholder will pay to the Company and each other aforementioned Person any legal fees and other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Shareholder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Shareholder by way of indemnity or contribution under Sections 2.7(b) and 2.7(d) exceed the proceeds from the offering received by such Shareholder (net of any Selling Expenses paid by such Shareholder).

(c) Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel reasonably mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action will not relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, except to the extent, and only to the extent, that such failure actually and materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.7 provides for indemnification in such case or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall the aggregate amounts payable by any Shareholder by way of indemnity or contribution under Sections 2.7(b) and 2.7(d) exceed the proceeds from the offering received by such Shareholder (net of any Selling Expenses) paid by such Shareholder).

(e) Notwithstanding the foregoing, to the extent that any provision on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering is in conflict with any of the foregoing provisions, the provision in the underwriting agreement shall control.

(f) The obligations of the Company and Shareholders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.8 Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding, enter into any agreement that would (x) allow any holder or prospective holder of any securities of the Company to include such securities in any registration under the Securities Act or (y) require the Company to comply with any demand or request by or on behalf of such holder or prospective holder for registration of any securities held by or on behalf of such holder or prospective holder unless (a) such holder or prospective holder is (i) an institutional investor or financial institution that, with the approval of the Board of Directors of the Company, has provided bona fide debt or equity financing to the Company and/or (ii) a holder of Company securities issued with the approval of the Board of Directors of the Company as consideration for the acquisition of a business or assets, and such agreement is entered into as a condition of such financing or acquisition and (b) the terms of such agreement allow the Company to comply with Section 2.1 hereof and require such holder or prospective holder to (i) comply with the underwriting requirements in Section 2.2(a) hereof together with the Shareholders and (ii) include such securities in any such registration only pro rata with the Registrable Securities in compliance with Section 2.2(b) hereof. The Company represents and warrants that no such rights exist as of the date of this Agreement, except as pursuant to this Agreement.

2.9 Termination of Registration Rights. The right of any Shareholder to request inclusion of Registrable Securities in any registration pursuant to Section 2.1 shall terminate on the date that such Shareholder is able to sell, during any three-month period without limitation under Rule 144 of the amount of securities to be sold, all of the remaining Registrable Securities held by or then issuable to such Shareholder.

3. MISCELLANEOUS.

3.1 Successors and Assigns. The rights of a Shareholder under this Agreement may be assigned (but only subject to assumption of all related obligations) by a Shareholder to a transferee of Registrable Securities; provided that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and such transferee agrees in a written instrument delivered to the Company to assume and be bound by the terms and conditions of this Agreement as a Shareholder hereunder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective heirs, executors, administrators, legal representatives, successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2 Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

3.3 Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day, (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or in the case of the Company, to the principal office of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 3.4.

3.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Shareholders holding a majority of the Registrable Securities then held by all Shareholders; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Shareholder without the written consent of such Shareholder, unless such amendment, termination, or waiver applies to all Shareholders in the same fashion. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 3.5 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.6 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.7 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.8 Dispute Resolution. The dispute resolution provisions of the Merger Agreement shall apply to all disputes arising hereunder as if set forth in full herein.

3.9 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.9.

3.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

E COM VENTURES, INC.

By:
Name:
Title:

SHAREHOLDERS:

SCHEDULE A

SHAREHOLDERS

EXHIBIT C

Affiliate Debt

•	Maturity date: three years following the Closing Date

•	Interest rate: Either 4.75% over LIBOR or 3.75% over the prime rate as published in the Eastern Edition of the Wall Street Journal at E Com’s election

•	Subordinated to senior creditor financings, including the financing pursuant to the Commitment Letter